EXHIBIT 10.2

                                CREDIT AGREEMENT
                          Dated as of October 25, 2004

                                    Borrower

                            EURONET WORLDWIDE, INC.,
                                as Borrower Agent

                                       AND

                              E-PAY HOLDINGS, LTD,
                                 as UK Borrower

                                       AND

                               DELTA EURONET GMBH,
                               as German Borrower

                                      AND

                              BANK OF AMERICA, N.A.,
                               as Lender and Agent








                     $30,000,000 Euro/GBP Revolving Line of Credit

                         Termination Date:  October  25, 2006


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                                  TABLE OF CONTENTS

                                                                       Page

ARTICLE 1    DEFINITIONS.............................................     2
ARTICLE 2    REVOLVING LINE OF CREDIT................................     2
    2.1         Agreement to Lend....................................     2
    2.2         Revolving Note.......................................     3
ARTICLE 3    CURRENCY................................................     4
    3.1         Currency and Amount..................................     4
    3.2         Selection of Currency................................     4
    3.3         Translation Calculations.............................     4
    3.4         Agent's Calculations.................................     5
    3.5         Currency Indemnity...................................     5
    3.6         Currency of Account..................................     5
    3.7         Change of Currency...................................     6
ARTICLE 4    DISBURSEMENTS; INTEREST; PAYMENTS.......................     6
    4.1         Types of Loans.......................................     6
    4.2         Loan Disbursement Procedures.........................     6
    4.3         Interest.............................................     7
    4.4         Optional and Mandatory Payments......................     8
    4.5         Payments.............................................     8
    4.6         Status of Lenders....................................    10
    4.7         Minimum Amounts......................................    11
    4.8         Certain Requests and Notices.........................    11
    4.9         Borrower Agent.......................................    12
ARTICLE 5    FEES; COLLATERAL........................................    13
    5.1         Fees.................................................    13
    5.2         Additional Loan Costs................................    13
    5.3         Collateral...........................................    14
ARTICLE 6    CONDITIONS TO MAKING LOANS..............................    14
    6.1         Delivery of Loan Documents...........................    14
    6.2         Proper Proceedings; Charter Documents................    15
    6.3         Legal Opinion........................................    15
    6.4         No Adverse Changes; Representations; No Default......    15
    6.5         Notice of Borrowing..................................    15
    6.6         [Intentionally Omitted.].............................    15
    6.7         No Material Impairment...............................    15
    6.8         Required Consents and Approvals......................    15
    6.9         Legality.............................................    16
    6.10        General..............................................    16
    6.11        Conditions to Full Availability......................    16
ARTICLE 7    REPRESENTATIONS AND WARRANTIES..........................    17
    7.1         Corporate Existence and Standing.....................    17
    7.2         Authorization and Validity...........................    17
    7.3         No Conflict; Governmental Consent....................    18
    7.4         Compliance with Laws; Environmental and Safety Matters.  18

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    7.5         US GAAP Financial Statements.........................    19
    7.6         Ownership of Properties; Collateral Liens............    19
    7.7         Indebtedness.........................................    19
    7.8         Subsidiaries.........................................    20
    7.9         Litigation...........................................    20
    7.10        Material Agreements; Labor Matters...................    20
    7.11        Investment Company Act; Public Utility Holding
                 Company Act.........................................    20
    7.12        Taxes................................................    20
    7.13        Accuracy of Information..............................    21
    7.14        Employee Benefit Plans...............................    21
    7.15        No Undisclosed Dividend Restrictions.................    21
    7.16        Absence of Default or Event of Default...............    21
    7.17        Disclosure...........................................    21
    7.18        Solvency.............................................    21
    7.19        Margin Regulations...................................    21
    7.20        Copyrights, Patents and Other Rights.................    22
    7.21        Fiscal Year..........................................    22
ARTICLE 8    AFFIRMATIVE COVENANTS...................................    22
    8.1         Conduct of Business and Maintenance of Properties....    22
    8.2         Insurance............................................    22
    8.3         Compliance with Laws and Taxes.......................    22
    8.4         Financial Statements, Reports, etc...................    22
    8.5         Other Notices........................................    25
    8.6         Access to Properties and Inspections.................    25
    8.7         Use of Proceeds......................................    25
    8.8         Payment of Claims....................................    25
    8.9         Maintain Lender Accounts.............................    25
    8.10        Post Availability Conditions.........................    25
ARTICLE 9    FINANCIAL COVENANTS.....................................    27
    9.1         Euronet Consolidated Financial Covenants.............    27
    9.2         Borrower Fixed Charge Coverage Ratio.................    27
ARTICLE 10   NEGATIVE COVENANTS......................................    28
    10.1        Indebtedness.........................................    28
    10.2        Liens................................................    29
    10.3        Sale and Lease-Back Transactions.....................    30
    10.4        Mergers, Transfers of Assets, Acquisitions...........    31
    10.5        Creation of Subsidiaries.............................    32
    10.6        Subsidiary Dividend Restrictions.....................    32
    10.7        [Intentionally Omitted.].............................    32
    10.8        Use of Proceeds......................................    32
    10.9        Loans, Advances and Investments......................    33
    10.10       Negative Pledge......................................    33
    10.11       Liquidation or Change in Business....................    34
ARTICLE 11   EVENTS OF DEFAULT.......................................    34
    11.1        Events of Default....................................    34
    11.2        Rights and Remedies..................................    35

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ARTICLE 12   AGENT...................................................    36
    12.1        Appointment and Authority............................    36
    12.2        Rights as a Lender...................................    36
    12.3        Exculpatory Provisions...............................    36
    12.4        Reliance by Agent....................................    37
    12.5        Delegation of Duties.................................    37
    12.6        Resignation of Agent.................................    37
    12.7        Non-Reliance on Agent and Other Lenders..............    38
    12.8        Agent May File Proofs of Claim.......................    38
    12.9        Collateral and Guaranty Matters......................    39
ARTICLE 13   MISCELLANEOUS...........................................    39
    13.1        Notices..............................................    39
    13.2        [Intentionally Omitted.].............................    40
    13.3        Survival of Agreement................................    40
    13.4        Binding Effect.......................................    40
    13.5        Successors and Assigns; Participations...............    40
    13.6        Expenses; Indemnity..................................    43
    13.7        Right of Setoff......................................    44
    13.8        Applicable Law.......................................    44
    13.9        Waivers; Amendment...................................    44
    13.10       Suretyship Waivers...................................    46
    13.11       Interest Rate Limitation.............................    47
    13.12       Entire Agreement.....................................    47
    13.13       Severability.........................................    47
    13.14       Counterparts.........................................    47
    13.15       Headings.............................................    47
    13.16       Jurisdiction; Consent to Service of Process..........    48
    13.17       Terms Generally......................................    48
    13.18       English Language.....................................    48
    13.19       USA PATRIOT Act Notice...............................    49
    13.20       ARBITRATION..........................................    49
ARTICLE 14   LIMITATIONS OF THE GERMAN BORROWER'S LIABILITY..........    50
    14.1        Limitation of Liability..............................    50
    14.2        Determination of Net Asset's Value...................    51
    14.3        Realization of Assets................................    51
    14.4        Realization of Assets................................    51
    14.5        No Prejudice for Future Enforcement..................    51
    14.6        No Limitation in Case of Passed on Loan Proceeds.....    52
    14.7        Adjustment of Registered Share Capital...............    52



                                      iii
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                                  $30,000,000 EURO/GBP

                                    CREDIT AGREEMENT

     THIS CREDIT AGREEMENT ("Agreement") is made as of the 25th day of October, 2004, by and among Euronet Worldwide, Inc., a Delaware corporation, as Borrower Agent, e-pay Holdings Limited, a limited liability company incorporated in England and Wales (the "UK Borrower"), Delta Euronet GmbH., a German company with limited liability (the "German Borrower", and collectively with the UK Borrower, the "Borrowers"), and Bank of America, N.A., a national banking association ("Bank of America"), as agent (in such capacity, the "Agent") and as a lender (and together with the other financial institutions from time to time party hereto, as lenders, each a "Lender" and collectively the "Lenders").

     WHEREAS, the Borrowers have requested that the Agent arrange a two-year revolving line of credit with the Lenders in the amount of Thirty Million Dollars ($30,000,000); and

     WHEREAS, as of the date hereof the Borrower Agent, PaySpot, Inc., a Delaware corporation, Euronet USA, Inc., an Arkansas corporation, Prepaid
Concepts, Inc., a California corporation, Call Processing, Inc., a Texas corporation, each a Subsidiary of the Borrower Agent (collectively the "US Borrowers") are entering into a $10,000,000 US Credit Agreement (the "US Credit Agreement") with Bank of America, as Agent and as a lender thereunder; and

     WHEREAS, in order to induce the Agent and the Lenders to make such loans, certain of the Borrowers and each direct and indirect Subsidiary of the Borrower Agent (other than the Borrowers) has agreed to provide guarantees of the Borrower's obligations hereunder; and

     WHEREAS, in order to induce the Agent and the Lenders to make such loans, certain indirect Subsidiaries of the Borrower Agent have agreed to grant first priority security interests or pledges to the Agent for the benefit of the Lenders in 100% of the equity interests held by the Borrower Agent or such Subsidiaries in certain Foreign Subsidiaries to secure the obligations of the Borrowers as provided herein; and

     WHEREAS, in order to induce the Agent and the Lenders to make such loans, the Borrower Agent and certain of its U.S. Subsidiaries have agreed to grant second priority security interests to the Agent for the benefit of the Lenders in 100% of the equity interests in the U.S. Subsidiaries of the Borrower Agent to secure the obligations of the Borrowers as provided herein which shall be subordinate to any security interest granted by such persons in connection with the US Credit Agreement; and

     WHEREAS, the Lenders have agreed to make such loans available to the Borrowers upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

                                       1
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                                   ARTICLE 1
                                  DEFINITIONS

     Certain terms used in this Agreement are defined herein. Certain other terms are defined in Exhibit 1 attached hereto and incorporated herein by this reference.

                                   ARTICLE 2
                            REVOLVING LINE OF CREDIT

     2.1  Agreement to Lend.

          (a) (i) UK Revolving Loans. Each Lender severally, but not jointly, agrees, on the terms and subject to the conditions set forth in this Agreement, to make loans (each a "UK Revolving Loan") to the UK Borrower from time to time on any Business Day during the period beginning on the Closing Date through the first Business Day before the Revolving Credit Termination Date, in such amounts as the UK Borrower shall request as provided in Section 4.8 hereof not to exceed in aggregate principal amount outstanding at any time, such Lender's Pro Rata Share of the UK Revolving Credit Commitment; provided, however, that no Lender shall have any obligation to make a requested UK Revolving Loan if, (i) a Default or Event of Default has occurred and is continuing or (ii) after the making of such UK Revolving Loan, (a) the aggregate unpaid principal balance of all UK Revolving Loans, would exceed the UK Revolving Credit Commitments or (b) the aggregate unpaid principal balance of all Revolving Loans would exceed the aggregate Revolving Credit Commitments or (c) a Default or Event of Default will have occurred and be continuing. Except as otherwise provided in the Fee Letter, the UK Borrower may terminate or reduce the unused portion of the UK Revolving Credit Commitment at any time by giving notice to the Lender as provided in
Section 4.8 below, provided that any partial reduction shall be in an amount of at least One Million Dollars ($1,000,000) or the equivalent amount in the Optional Currency. UK Revolving Loans shall be used to pay existing intercompany indebtedness, for working capital, for Acquisitions (provided that no such Acquisitions will breach Section 151 of the Companies Act 1985) and for other corporate or business purposes.

               (ii) German Revolving Loans. Each Lender severally, but not jointly, agrees, on the terms and subject to the conditions set forth in this Agreement, to make loans (each a "German Revolving Loan" and collectively with the UK Revolving Loans, the "Revolving Loans") to the German Borrower from time to time on any Business Day during the period beginning on the Closing Date through the first Business Day before the Revolving Credit Termination Date, in such amounts as the German Borrower shall request as provided in Section 4.8 hereof not to exceed in aggregate principal amount outstanding at any time, such Lender's Pro Rata Share of the German Revolving Credit Commitment; provided, however, that no Lender shall have any obligation to make a requested German Revolving Loan if, (i) a Default or Event of Default has occurred and is continuing or (ii) after the making of such German Revolving Loan, (a) the aggregate unpaid principal balance of all German Revolving Loans would exceed the German Revolving Credit Commitments or (b) the aggregate unpaid principal balance of all Revolving Loans would exceed the aggregate Revolving Credit Commitments or (c) a Default or Event of Default will have occurred and be continuing. Except as otherwise provided in the Fee Letter, the German Borrower may terminate or reduce the unused portion of


                                       2
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the  German  Revolving  Credit  Commitment  at any time by giving  notice to the
Lender as provided in Section 4.8 below, provided that any partial reduction shall be in an amount of at least One Million Dollars ($1,000,000) or the equivalent amount in the Optional Currency. German Revolving Loans shall be used to pay existing intercompany indebtedness, for working capital, for Acquisitions and for other corporate or business purposes.

          (b) (i) Except as otherwise provided in Section 3.3, if the aggregate principal indebtedness of the UK Borrower under the UK Revolving Notes at any time exceeds the UK Revolving Credit Commitment, the UK Borrower shall immediately, without demand or notice, pay principal under the UK Revolving Notes so that the aggregate principal amount outstanding thereunder does not exceed the UK Revolving Credit Commitment.

               (ii) Except as otherwise provided in Section 3.3, if the aggregate principal indebtedness of the German Borrower under the German Revolving Notes at any time exceeds the German Revolving Credit Commitment, the German Borrower shall immediately, without demand or notice, pay principal under the German Revolving Notes so that the aggregate principal amount outstanding thereunder does not exceed the German Revolving Credit Commitment.

               (iii) Except as otherwise provided in Section 3.3, if the aggregate principal indebtedness of the Borrowers under the Revolving Notes at any time exceeds the Revolving Credit Commitment, the Borrowers shall immediately, without demand or notice, pay principal under their respective
Revolving Notes so that the aggregate principal amount outstanding thereunder does not exceed the Revolving Credit Commitment.

          (c) Each Borrower's obligations under this Agreement, the Revolving Notes and any other Loan Documents to which such Borrower is a party shall be joint and several among each Borrower, in case of the German Borrower always subject to the restrictions set forth in Article 14.

          (d) Once per fiscal quarter of the Borrower Agent, the Borrower Agent on behalf of the Borrowers, may request that the total Revolving Credit Commitments be reallocated between the UK Revolving Credit Commitments and the German Revolving Credit Commitments. Such re-allocation of the Commitments shall be effective and shall amend Schedule E-1, hereto, only if consented to by the Agent and each Lender effected thereby in writing (in the Agent's and such Lender's sole discretion).

     2.2 Revolving Note. The Revolving Loans shall be evidenced by and repaid in accordance with Revolving Notes executed by each Borrower in favor of each Lender, in the form of Exhibit 2.2 hereto, dated as of the Closing Date or, with respect to Revolving Notes issued to a financial institution that becomes a Lender subsequent to the Closing Date, the date such financial institution becomes a Lender, and each Revolving Note shall be payable to the order of each Lender. Such Notes and any and all amendments, extensions, modifications, renewals, reaffirmations, restatements, replacements and substitutions thereof and therefor executed with respect to the UK Revolving Loans are herein referred to as the "UK Revolving Notes" and executed with respect to the German Revolving Loans are herein referred to as the "German Revolving Notes" and collectively with the UK Revolving Notes, shall be referred to as the "Revolving Notes". Interest shall accrue on the unpaid principal balance of the Revolving Notes outstanding from time to time at a rate or rates determined as provided in Section 4.3 below. The Revolving Notes shall be paid in full on the Revolving Credit Termination Date.

                                   ARTICLE 3
                                   CURRENCY

     3.1 Currency and Amount. The amounts of all Commitments, Loans and other monetary obligations hereunder shall be measured in the Base Currency. The Borrowers may request Loans be funded in an Optional Currency and such Loans, together with any interest or fees related thereto may be repaid in such Optional Currency.

     3.2 Selection of Currency. A Borrower (or the Borrower Agent on behalf of a Borrower) shall select the currency of a Loan in a Loan Request and such currency shall be deemed the "denominated" currency for the purposes of repayment in accordance with Section 3.6(b).

     3.3 Translation Calculations. No later than 10:00 a.m., Kansas City, Missouri time, on the last day of each month that is a Business Day (each a "Calculation Date"), the Agent will determine the Exchange Rate as of such Calculation Date with respect to each Optional Currency and the Agent shall give written notice thereof to the Lenders and the Borrower Agent. The Exchange Rate so determined shall become effective of the first Business Day immediately following the relevant Calculation Date (a "Reset Date"), and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement be the Exchange Rates employed in converting any amounts between the Base Currency and the Optional Currencies.

          (b) Not later than 5:00 p.m., Kansas City time, on each Reset Date and on each date on which Revolving Loans are made or continued, the Agent shall determine the aggregate unpaid principal balance of (i) all UK Revolving Loans outstanding in the equivalent of the Base Currency and (ii) all German Revolving Loans outstanding in the equivalent of the Base Currency.

          (c) In the event the aggregate unpaid principal balance (calculated in accordance with this Section 3.3) of (i) all UK Revolving Loans exceeds the aggregate UK Revolving Credit Commitments or (ii) all German Revolving Loans exceeds the aggregate German Revolving Credit Commitments, the Agent will promptly notify the Borrower Agent. The Borrowers (and the Borrower Agent on behalf of the Borrowers) shall not be entitled to make any further Loan Requests (other than with respect to continuations of outstanding Loans) for the type of Loans that have exceeded the Commitments with respect to such Loans and the Lenders will have no obligation to make any such Loans (other than the continuations of outstanding Loans), in each case for so long as such condition is continuing with respect to such Loans.

          (d) Without limiting Section 3.3(c), in the event the sum of (i) the amount by which the aggregate unpaid principal balance (calculated in accordance with this Section 3.3) of

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all UK Revolving  Loans exceeds the UK Revolving  Commitments,  if any, and (ii)
the amount by which the aggregate unpaid principal balance (calculated in accordance with this Section 3.3) of all German Revolving Loans exceeds the German Revolving Commitments, if any, is greater than Three Million Dollars ($3,000,000), the Borrowers shall, not later than the next Business Day following receipt of the notice provided in accordance with Section 3.3(b), and without any further demand or notice, pay principal under their respective Revolving Notes in the amount by which such amount exceeds Three Million Dollars ($3,000,000).

     3.4 Agent's Calculations. All calculations made by the Agent pursuant to this Article 3 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the date of such calculations, and will be presumptively correct absent manifest error.

     3.5 Currency Indemnity.

          (a) If any sum due from an Obligor under the Loan Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

               (i) making or filing a claim or proof against that Obligor; or

               (ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each of the Agent or any Lender to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum; provided, however that the above indemnity with respect to the Agent or any Lender, shall not apply to the extent that any cost, loss or liability arises from the gross negligence or willful misconduct of the Agent or such Lender in making such currency conversion.

          (b) Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.

     3.6 Currency of Account.

          (a) Subject to paragraphs (b) through (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Loan Document.

          (b) A repayment of a Loan or Sum or a part of a Loan or Sum shall be made in the currency in which that Loan or Sum is denominated on its due date.

          (c) Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

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

          (d) Each payment in respect of costs, expenses or any taxes shall be made in the currency in which the costs, expenses or such taxes are incurred.

          (e) Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

     3.7 Change of Currency.

          (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

               (i) any reference in the Loan Documents to, and any obligations arising under the Loan Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

               (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank of such country for the conversion of that currency or currency unit into the other, rounded up or down by the Agent.

          (b) If a change in any currency of a country occurs, this Agreement will, to the extent the Agent specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

                                   ARTICLE 4
                       DISBURSEMENTS; INTEREST; PAYMENTS

     4.1 Types of Loans. The Loans made on each Disbursement Date may, subject to the terms and conditions of this Agreement, be EURIBOR Rate Loans or LIBOR Rate Loans (each being referred to as a "type" of Loan) as specified in the applicable Loan Request given by a Borrower or the Borrower Agent in accordance with Section 4.8 hereof.

     4.2 Loan Disbursement Procedures.

          (a) Loans shall be disbursed by the Agent upon request by any Borrower or the Borrower Agent on behalf of any Borrower from time to time on or after the Closing Date, in such amounts as provided in Section 4.7 below, subject to the limitations on the Lenders' obligations to make Loans as set forth in
Section 2.1 above. Subject to the terms of this Agreement, the Borrowers may borrow, repay and re-borrow Loans at any time prior to the Revolving Credit Termination Date.

          (b) Each Loan Request shall be delivered to the Agent in writing or by telex or facsimile transmission in the manner provided in Section 13.1 hereof, or as otherwise agreed by the Agent, in the manner and within the time periods set forth in Section 4.8. The Agent may rely and act upon any such Loan Request which is received from the Borrower Agent or any other person believed by the Agent in good faith to be authorized to make such request on behalf

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

of any Borrower. The Agent shall record in its records all Loans made by the Lenders to any Borrower pursuant to this Agreement and all payments made on the Loans.

     4.3 Interest.

          (a) The Borrowers shall pay to the Agent for the Pro Rata benefit of the Lenders interest on the principal amount of each Revolving Loan at the following rates:

               (i) EURIBOR Rate Option. During any period while such Loan is denominated in Euros, at a rate equal to the EURIBOR Rate for the applicable Interest Period plus the Applicable Margin plus UK Mandatory Costs in effect on the Disbursement Date or the date of continuation, as applicable, as adjusted as provided in this Agreement.

               (ii) LIBOR Rate Option. During any period while such Loan is denominated in GBPs at a rate equal to the LIBOR Rate for the applicable Interest Period plus the Applicable Margin plus UK Mandatory Costs in effect on the Disbursement Date or the date of continuation, as applicable, as adjusted as provided in this Agreement.

               (iii) Applicable Margin. The "Applicable Margin" will be three percent (3.0%) for all Loans from the date of this Agreement to and including the six month anniversary of the Availability Date. Thereafter, the "Applicable Margin" will be calculated and adjusted, as shown below, on the first day of the month following the receipt by the Agent of each quarterly Compliance Certificate; any change in the "Applicable Margin" shall be effective with respect to any Revolving Loans on or after each such date. The interest rate
(other than adjustments to the Applicable Margin as provided herein) with respect to any Loan shall not change during any Interest Period. On and after the six month anniversary of the Availability Date, the "Applicable Margin" will be as follows:

     If the Euronet Entities' Consolidated         The Applicable Margin for
         Funded Debt / EBITDA Ratio is                 all Loans shall be

       greater than 1.50:1.00                                 3.00%

       less than or equal to 1.50:1.00, but                   2.75%
       greater than 1.25:1.00

       less than or equal to 1.25:1.00, but
       greater than 1.00:1.00                                 2.50%

       less than or equal to 1.00 to 1.00                     2.25%

          (b) Notwithstanding the provisions of Section 4.3(a) above, the Borrowers shall pay interest at the Default Rate on any principal of any Loan and on any interest or other amount payable by the Borrowers hereunder or under the Revolving Notes (i) that is not paid in full when due (whether at maturity, by acceleration or otherwise), for the period commencing on and including the due date thereof until the same is paid in full and (ii) upon and during the continuance of any failure to comply with or violation of any of the financial covenants set forth in Article 9 of this Agreement as shown on and as of the last day of a fiscal quarter as reflected on any Compliance Certificate.

          (c) Accrued interest on each Loan shall be payable on the last day of each Interest Period therefor; provided that interest payable at the Default Rate shall be payable, to the extent applicable, from time to time on demand of the Agent.

          (d) In the event that Borrower fails to select the type of Loan or the duration of any Interest Period for any Loan within the time period and otherwise as provided in Section 4.8, such Loan will be automatically renewed as the same Type of Loan for a 1 month Interest Period on the last day of the then current Interest Period for such Loan.

          (e) The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty-five (365) days with respect to amounts denominated in GBP and three hundred sixty (360) days with respect to amounts denominated in Euro or Dollars. Interest on any Loan shall be computed for the period commencing on and including the date of such Loan to but excluding the date such Loan is paid in full; provided, however, that if a Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Loan.

     4.4 Optional and Mandatory Payments. Borrower shall have the right to prepay the Loans in whole or in part at any time without premium or penalty (except as otherwise provided in the Fee Letter), subject to giving the Agent prior notice in accordance with the provisions of Section 4.8 hereof, provided that (i) each such partial prepayment shall be in the aggregate principal amount of not less than Five Hundred Thousand Dollars ($500,000) or the equivalent amount in the Optional Currency calculated in accordance with the Exchange Rate, and (ii) if any prepayment is made on any day other than the last day of the Interest Period therefor, it may be prepaid only upon three (3) Business Days prior notice to Agent and Borrower shall pay to the Agent any applicable fees and amounts described in Section 5.2(a) below. Amounts prepaid in respect of Loans under this Section 4.4 may be re-borrowed subject to the terms and conditions hereof. Borrower shall make mandatory principal payments on the Loans as provided in Section 2.1(b), Section 2.2 and Section 3.3(d) above.

     4.5 Payments.  Except as otherwise  provided  herein and subject to Section
4.8 below, all payments of principal, interest, Fees, taxes, charges, expenses and other items payable by the Borrowers hereunder and under the Revolving Notes may be made in an Optional Currency but shall be calculated by the Agent in Dollars and shall be credited on the date of receipt by the Agent for the Pro Rata benefit of the Lenders if received by the Agent at its principal office in London, in immediately available funds, prior to 1:00 p.m., London time, on a Business Day. Payments made in funds which are not immediately available shall be credited only when the funds are collected by the Agent, and payments received (whether from a Borrower in immediately available funds or through the collection of funds which were not immediately available at the time payment was tendered by a Borrower) after 1:00 p.m. (London time) will be credited on the next Business Day. The Agent reserves the right to apply all payments received by it from a Borrower and designated or authorized to be applied to the Revolving Notes first to any Fees and other charges then due to the Agent or the Lenders, then to accrued interest on such Revolving Notes for the benefit of the Lenders on a Pro Rata basis and then to reduction of the principal balance of such Revolving Notes for the benefit of the Lenders on a Pro Rata basis, or such other order as the Agent may determine in its sole discretion. The Agent shall also record in its records, in accordance with customary accounting practice, all interest, Fees, taxes, charges, expenses and other items properly chargeable to Borrower with respect to the Loans, all payments received by the Agent for application to the Obligations, and all other appropriate debits and credits. The Agent's records shall constitute prima facie evidence of the amount of Obligations outstanding from time to time. All payments received by the Agent shall be distributed by Agent in accordance with this Section 4.5, subject to the rights of offset that Agent may have as to amounts otherwise to be remitted to a particular Lender by reason of amounts due to the Agent from such Lender under any of the Loan Documents.

          (b) Each Obligor shall make all payments by it required hereunder or under any other Loan Document without any Tax Deduction, unless a Tax Deduction is required by law.

               (ii) The Borrower Agent shall promptly, upon any Obligor becoming aware that an Obligor has had or will have to make a Tax Deduction (or that there has been or will be a change in the rate at which or the basis on which any Tax Deduction has to be made), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower Agent and the applicable Obligor.

               (iii) If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment in respect of which the Tax Deduction is required to be made shall be increased to the amount which (after making any Tax Deduction) will leave an amount equal to the payment which would have been due if no Tax Deduction had been required.

               (iv) An Obligor is not required to make an increased payment to a Lender under Clause 4.5(b)(iii) above for a Tax Deduction in respect of tax imposed by the United Kingdom or the Republic of Germany from a payment of interest on a Loan, if on the date on which the payment falls due:

                    (aa) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

                    (bb)

                    (1) the relevant Lender is a Qualifying Lender solely under sub-paragraph (b) of the definition of Qualifying Lender;

                    (2) the Board of the Inland Revenue has given (and not revoked) a direction (a "Direction") under section 349C of the Taxes Act (as that provision has effect on the date on which the relevant Lender became a party to this

                         Agreement) which relates to that payment and that Lender has received from that Obligor or the Borrower Agent a certified copy of that Direction; and

                    (3) the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or

                    (cc) the relevant Lender is a Qualifying Lender solely under sub-paragraph (b) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Borrower Agent; or

                    (dd) the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under Clause 4.5(b)(vii) below.

               (v) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

               (vi) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Lender entitled to the payment evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

               (vii) A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorization to make that payment without a Tax Deduction.

               (viii) In respect of interest payable on advances made to the UK Borrower under this Agreement, Bank of America N.A. gives a Tax Confirmation to the Borrower Agent by entering into this Agreement.

               (ix) A UK Non-Bank Lender shall promptly notify the Borrower Agent and the Agent if there is any change in the position from that set out in the Tax Confirmation.

     4.6 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are residents for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower Agent (with a copy to the Agent), at the time or times prescribed by applicable law or reasonably requested by the

Borrower Agent or the Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower Agent or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Agent or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrowers are resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

               (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

               (ii) duly  completed  copies of  Internal  Revenue  Service  Form
W-8ECI,

               (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

               (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Agent to determine the withholding or deduction required to be made.

     4.7 Minimum Amounts. Each borrowing or continuation of any Loan shall be in an amount of at least Five Hundred Thousand Dollars ($500,000) or the equivalent amount in the Optional Currency or a multiple of One Hundred Thousand Dollars ($100,000) or the equivalent amount in the Optional Currency in excess thereof, in each case calculated in accordance with the Exchange Rate.

     4.8 Certain Requests and Notices. Borrower will request borrowings and give notice to the Agent of all terminations or reductions of the Commitment or continuations and prepayments of Loans and duration of Interest Periods substantially in the form of Exhibits 4.8-A and 4.8-B hereto, as applicable (each a "Loan Request"). Each such notice shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. St. Louis, Missouri time (i) on the Business Day prior to the effective date of the requested termination or reduction of the Commitment, or (ii) three (3) Business Days prior to the requested effective date for a borrowing or prepayment of, or continuation of a Loan or any selection of an Interest Period for a Loan. Any such Loan Request for a borrowing of, or continuation of a Loan shall specify,
(i) the amount of principal and Optional Currency which shall comprise the Loan,
(ii) the date on which the rate is to become effective, and (iii) the Interest Period for such Loan. For purposes of calculating the number of Business Days, the date the notice is received shall be included if received not later than 11:00 a.m. Kansas City time and excluded if received after 11:00 a.m. Kansas City time.

          (b) Fundings by Lenders. Subject to its receipt of notice from Agent of a Loan Request for a borrowing as provided in Section 4.8(a) (except in the case of a deemed request by a Borrower for a Revolving Loan as provided herein, in which event no Notice of Borrowing need be submitted), each Lender shall timely honor its Revolving Credit Commitment by funding its Pro Rata share of each Revolving Loan that is properly requested by such Borrower and that such Borrower is entitled to receive under this Agreement. Agent shall endeavor to notify Lenders of each Loan Request (or deemed request for a Borrowing), by 8:00 a.m. London time with respect to UK Revolving Loan and 8:00 a.m. Frankfurt time with respect to German Revolving Loans, at least 2 Business Days before the proposed funding date. Each Lender shall deposit with Agent an amount equal to its Pro Rata share of the Revolving Loan requested or deemed requested by such Borrower at Agent's designated bank in immediately available funds not later than 2:00 p.m. London time on the date of funding of such UK Revolving Loans and 2:00 p.m. Frankfurt time on the date of funding of such German Revolving Loans. Subject to its receipt of such amounts from the Lenders, Agent shall make the proceeds of the Revolving Loans received by it available to a Borrower by disbursing such proceeds in accordance with such Borrower's disbursement instructions set forth in the applicable Loan Request. Neither Agent nor any Lender shall have any liability on account of any delay by any bank or other depository institution in treating the proceeds of any Revolving Loan as collected funds or any delay in receipt, or any loss, of funds that constitute a Revolving Loan, the wire transfer of which was initiated by Agent in accordance with wiring instructions provided to Agent. Unless Agent shall have been notified in writing by a Lender prior to the proposed time of funding that such Lender does not intend to deposit with Agent an amount equal such Lender's Pro Rata share of the requested Revolving Loan (or deemed request), Agent may assume that such Lender has deposited or promptly will deposit its share with Agent and Agent may in its discretion disburse a corresponding amount to Borrower on the applicable funding date. If a Lender's Pro Rata share of such Revolving Loan is not in fact deposited with Agent, then, if Agent has disbursed to a Borrower an amount corresponding to such share, then such Lender agrees to pay, and in addition Borrowers agree to repay, to Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed by Agent to or for the benefit of Borrowers until the date such amount is paid or repaid to Agent, (a) in the case of Borrowers, at the interest rate applicable to such Revolving Loan and (b) in the case of such Lender, at the LIBOR Rate with respect to LIBOR Rate Loans or the EURIBOR Rate with respect to EURIBOR Rate Loans. If such Lender repays to Agent such corresponding amount, such amount so repaid shall constitute a Revolving Loan, and if both such Lender and Borrowers shall have repaid such corresponding amount, Agent shall promptly return to Borrowers such corresponding amount in same day funds. A notice from Agent submitted to any Lender with respect to amounts owing under this Section 4.8(b) shall be conclusive, absent manifest error.

          4.9 Borrower Agent. Each Borrower hereby irrevocably appoints Euronet Worldwide, Inc. and Euronet Worldwide, Inc. agrees to act under this Agreement, as the agent and representative of itself and each Borrower for all purposes under this Agreement (in such capacity, "Borrower Agent"), including requesting Revolving Loans, selecting whether any Loan is to be denominated in Euros or GBPs, and receiving account statements and other notices and communications to Borrowers (or any of them) from Agent. Agent may rely, and shall be fully protected in relying, on any Loan Request, disbursement instructions, reports, information, or any other notice or communication made or given by Borrower Agent, either in its own name, on behalf of either Borrower or on behalf of "the Borrowers," and Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on such Borrower of any such Loan Request, instruction, report, information, or other notice or communication, nor shall the joint and several character of Borrowers' liability for the Obligations be affected, provided that the provisions of this Section 4.10 shall not be construed so as to preclude either Borrower from directly requesting Borrowings or taking other actions permitted to be taken by "a Borrower" hereunder. Agent may maintain a single loan account in the name of "e-pay/Delta" hereunder, and each Borrower expressly agrees to such arrangement and confirms that such arrangement shall have no effect on the joint and several character of such Borrower's liability for the Obligations.

                                   ARTICLE 5
                                FEES; COLLATERAL

     5.1 Fees. Borrower Agent shall pay to Agent the fees set forth in the Fee Letter executed by Agent and the Borrowers concurrently herewith.

     5.2 Additional Loan Costs.

          (a) Borrower shall pay to the Agent for the benefit of the Lenders from time to time, upon request of the Agent, (i) such amounts as the Agent may determine to be necessary to compensate it for any Additional Loan Costs respecting Regulatory Changes and (ii) an administrative fee of Three Hundred Dollars ($300) plus such amounts as the Agent may determine to be necessary to compensate the Lenders for any loss, cost or expense which the Lenders incur (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits, but excluding loss of anticipated profits) that is attributable to (A) any payment, prepayment or conversion of a Loan made by a Borrower for any reason on a date other than the last day of an Interest Period for such Loan or (B) any failure by a Borrower for any reason (including, without limitation, the failure of any condition specified in Article 6 hereof to be satisfied) to borrow, continue or convert a Loan on the date therefor specified in the request for borrowing or notice given pursuant to
Section 4.8 hereof. Such compensation may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Agent) which would have accrued to the Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the Relevant Interbank Market. The covenants of the Borrowers set forth in this
Section 5.2 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Agent will notify the Borrowers of any event which will entitle the Agent or the Lenders to compensation pursuant to this Section 5.2 as promptly as practicable after the Agent determines to require such compensation and will furnish Borrower with a certificate setting forth in reasonable detail the basis and amount of such compensation.

          (b) Determinations by the Agent of the effect of any Regulatory Change
(i) on its rate of return, (ii) on its cost of maintaining the Loans, (iii) on its obligation to make Loans or (iv) on amounts receivable by it in respect of the Loans and determinations of the amounts required to compensate the Agent or the Lenders under this Section 5.2 shall be conclusive, provided that such determinations are made on a reasonable basis and are set forth in reasonable detail in the certificates referred to in Section 5.2(a) above.

          (c) Anything herein to the contrary notwithstanding, if it becomes unlawful for the Agent or any Lender to honor its obligation to make or maintain Loans hereunder or if, on or prior to the determination of any EURIBOR Rate or LIBOR Rate for any Interest Period, the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "EURIBOR Rate" or "LIBOR Rate" in Exhibit 1 hereto are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for such Loans, then the Agent shall give Borrower prompt notice thereof, and, so long as such condition remains in effect, the Agent and the Lenders shall be under no obligation to make additional EURIBOR Rate Loans or LIBOR Rate Loans, as the case may be. to continue such Loans or to convert such Loans, and Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans, either prepay such Loans or convert such Loans if permitted.

     5.3 Collateral. The Revolving Notes and all other Obligations will be secured as provided in the Pledge Agreements. All assets of each Borrower will be subject to the negative pledge set forth in Section 10.10 below.

                                   ARTICLE 6
                           CONDITIONS TO MAKING LOANS

     The Lenders' obligation hereunder to make the Loans, extend credit and enter into transactions referred to in Article 3 shall be subject to the satisfaction of the following conditions and, in the case of the conditions set forth in Sections 6.4, 6.5, 6.7, 6.8 and 6.9, as of each Disbursement Date. On the Closing Date the Borrowers shall have satisfied the conditions set forth in
Section 6.1 through 6.10; however, the Lenders' shall not be obligated to make the Loans, extend credit and enter into transactions referred to in Article 3 until the date upon which the conditions set forth in Section 6.11 are additionally satisfied (the "Availability Date").

     6.1 Delivery of Loan Documents. Each Borrower and the Borrower Agent shall have executed and delivered to the Agent, as applicable, this Agreement, the Notes, the Fee Letter, the Pledge Agreements (other than any Pledge Agreement to be delivered pursuant to Section 6.11(a)) and the Guaranty Agreement to which the Borrower Agent is a party, all of which shall be in form and substance satisfactory to the Agent and its counsel. The US Borrowers shall have executed and delivered to Bank of America the US Credit Agreement and have satisfied any other conditions required to be satisfied on the "Closing Date" pursuant to the US Credit Agreement.

     6.2 Proper Proceedings; Charter Documents. Each Borrower shall have taken all corporate or company proceedings necessary to authorize the Loan Documents and the transactions contemplated hereby. Each Borrower shall have delivered to the Agent certificates, dated the Closing Date and signed by their respective Secretaries, Managing Directors, Directors or other responsible officers, satisfactory to the Agent, respecting such proceedings and the incumbency of the officers executing the Loan Documents, including in the case of the German Borrower, resolutions of the shareholder of the German Borrower authorizing the Loan Documents and the transactions contemplated hereby and certified excerpts from the commercial register reflecting the incumbency of the officer executing any Loan Documents on behalf of the German Borrower dated not earlier than three Business Days prior to the Closing Date. Each Borrower shall have delivered to the Agent copies of its articles of organization or association or other charter documents, including all amendments thereto, certified by the appropriate officer, and copies of its bylaws or other constitutional documents, including all amendments thereto, certified by the appropriate officer. The Agent shall have received satisfactory results to all company and other final searches in relation to each Borrower as the Agent may reasonably request.

     6.3 Legal Opinion. The Agent shall have received opinions from counsel to each Borrower, dated as of the Closing Date, in form and substance satisfactory to the Agent and its counsel.

     6.4 No Adverse Changes; Representations; No Default. Since the date hereof, there shall have been no material adverse change in the business, operations, financial condition or prospects of the Borrowers taken as a whole or the Euronet Entities taken as a whole. The representations and warranties contained in Article 7 hereof with respect to the Borrowers shall be true and correct as though made on and as of the Closing Date or such Disbursement Date, as the case may be, except that the representations and warranties set forth in the first sentence of Section 7.4(b), Section 7.7 and Section 7.8 (which relate to disclosure Schedules 7.4, 10.1 and 7.8) are not required by this Section 6.4 to be made as of any Disbursement Date. No Default or Event of Default shall have occurred and be continuing. The Agent shall have received certifications of the Borrower Agent in form satisfactory to the Agent and dated the Closing Date or the date of the request for borrowing, as applicable, certifying as to each matter set forth in this Section 6.4, which certifications may be included in the Loan Request described in Section 4.8 hereof.

     6.5 Notice of Borrowing. Agent shall have received the Loan Request described in Section 4.8 hereof.

     6.6 [Intentionally Omitted.]

     6.7 No Material Impairment. The Agent shall have determined that the prospect of payment of the Loans has not been materially impaired.

     6.8 Required Consents and Approvals. All consents, approvals and authorizations of any Governmental Authority or any other Person necessary in connection with the execution and performance of the Loan Documents, the consummation of the transactions contemplated hereby or the making of the Loans hereunder shall have been obtained and shall be in full force and effect.

     6.9 Legality. The making of any Loan shall not subject the Agent or any Lender to any penalty or special tax, shall not be prohibited by any law or governmental order or regulations applicable to the Agent, any Lender or to Borrower and shall not violate any voluntary credit restraint program of the executive branch of the government of the United States or any other Governmental Authority, and all necessary consents, approvals and authorizations of any Governmental Authority to or of such Loan shall have been obtained.

     6.10 General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel, and the Agent shall have received copies of all other documents, including records of corporate proceedings and opinions of counsel, which the Agent may have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities, and such other conditions shall have been fulfilled as may have been requested by the Agent.

     6.11 Conditions to Full Availability.

          (a) Pledge and Guaranty Agreements. The Agent shall have received each pledge agreement, share charge or similar agreement by which (i) Euronet Worldwide, Inc. pledges 100% of its interest in any U.S. Subsidiary, in favor of the Agent, (ii) PaySpot, Inc. pledges 100% of its interest in any U.S.
Subsidiary, in favor of the Agent, (iii) Euronet Worldwide, Inc. and e-pay Holdings, Limited each pledges 100% of its interest in e-pay Limited, in favor of the Agent (iv) Delta Euronet GmbH pledges 100% of its interest in Euronet Services GmbH, in favor of the Agent for the benefit of the Lenders and (iv) EFT Services Holdings B.V. pledges 100% of its interest in Delta Euronet GmbH, in favor of the Agent for the benefit of the Lenders. In connection with each Pledge Agreement the Agent shall additionally receive stock, share certificates, instruments, if any, in respect of, or otherwise evidencing, all issued shares pledged, pursuant to such Pledge Agreements, undated stock powers executed in blank or other stock transfer forms in form and substance satisfactory to the Agent, and a certified copy of the register of members or directors of each Person the shares of whom are being pledged pursuant to the Pledge Agreements.

               (ii) The Agent shall have received Guaranty Agreements executed by each of the Material Subsidiaries; provided, that if the Borrowers are unable to delivery a Guaranty executed by Transact Elektronische Zahlungssysteme GmbH, the Borrowers may in the alternative deliver a Guaranty executed by Bankomat 24/Euronet Sp. z.o.o..

          (b) Proper Proceedings; Charter Documents. Each Obligor party to a Pledge Agreement or Guaranty Agreement delivered pursuant to Section 6.11(a) shall have taken all corporate or company proceedings necessary to authorize such Pledge Agreements and Guaranty Agreements. Each of such Obligors shall have delivered to the Agent certificates, dated the Availability Date and signed by their respective Secretaries, Directors or other responsible officers, satisfactory to the Agent, respecting such proceedings and the incumbency of the officers executing such Pledge Agreements and Guaranty Agreements, including in the case of the German Borrower, Transact Elektronische Zahlungssysteme GmbH and Euronet Services GmbH, resolutions of the shareholder of such Persons authorizing the Pledge Agreements and Guaranty Agreements to which they are a party and the transactions contemplated thereby and certified excerpts from the commercial register reflecting the incumbency of the officer executing any of such Loan Documents on behalf of such Persons dated not earlier than three
Business Days prior to the delivery of such Loan Documents. Each of such Obligors shall have delivered to the Agent copies of its articles of organization or association or other charter documents, including all amendments thereto, certified by the appropriate officer, and copies of its bylaws or other constitutional documents, including all amendments thereto, certified by the appropriate officer. Each Person, the shares of whom are being pledged pursuant to a Pledge Agreement shall have taken all corporate or company proceedings necessary to authorize the pledges pursuant to such Pledge Agreements, including in the case of e-pay Limited, delivery to the Agent of a certified copy of a shareholder's resolution amending its articles of organization, in form and substance satisfactory to the Agent.

          (c) Legal Opinion. The Agent shall have received opinions from counsel to each of such Obligors, dated as of the Availability Date, in form and substance satisfactory to the Agent and its counsel.

          (d) Bring Down Conditions. The conditions set forth in Sections 6.4, 6.7, 6.8 and 6.9 shall be satisfied as of the Availability Date.

          (e) Searches. The Agent shall have received satisfactory results to all final company and winding up searches in relation to each Material Subsidiary reasonably requested by the Agent.

          (f) US Credit Agreement. The conditions set forth in Section 6.11 (other than Section 6.11(e)) of the US Credit Agreement shall be satisfied.

                                   ARTICLE 7
                         REPRESENTATIONS AND WARRANTIES

     Each Borrower Party (except as specifically set forth herein) represents and warrants to the Agent and the Lenders that:

     7.1 Corporate Existence and Standing. Each Borrower Party is a corporation or company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to own its property and to carry on its business in each jurisdiction where the failure to so qualify would have a material adverse effect on its business, properties, assets, operations or condition (financial or otherwise). Borrower Agent represents and warrants to the Agent and the Lenders that each Euronet Entity is an entity duly created, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to own its property and to carry on its business in each jurisdiction where the failure to so qualify would have a material adverse effect on its business, properties, assets, operations or condition (financial or otherwise).

     7.2 Authorization and Validity. Each Borrower Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Such execution and delivery have been duly authorized by proper proceedings, and the Loan Documents constitute the legal, valid and binding obligations of each Borrower Party, enforceable against each of them in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium, and other similar laws affecting the rights and remedies of creditors generally and (ii) by general principles of equity (regardless of whether such enforcement is considered in equity or at law).

     7.3 No Conflict; Governmental Consent. The execution, delivery and performance of the Loan Documents will not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Borrower Party, any provision of each Borrower Party's respective articles or certificate of incorporation or organization, by-laws or other charter documents, or the provisions of any indenture, instrument or other written or oral agreement to which any Borrower Party is a party or is subject or by which any Borrower Party or any of its property is bound, or conflict therewith or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on any of its property pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required by or in respect of the Borrowers to authorize or is required in connection with the execution, delivery and performance of or the enforceability of any of the Loan Documents.

     7.4 Compliance with Laws; Environmental and Safety Matters.

          (a) Each Borrower Party represents and warrants to the Agent and the Lenders that each Euronet Entity, has complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or Governmental Authority having jurisdiction over the conduct of its businesses or the ownership of its respective properties except to the extent that such non-compliance will not have a material adverse effect on the financial condition or business operations of Borrowers, on a consolidated basis or on the Euronet Entities on a consolidated basis.

          (b) Each Borrower Party has, except as disclosed in Schedule 7.4 hereto and to each Borrower Party's actual knowledge, complied with all federal, national, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution, environmental regulation or control, or employee health or safety, except to the extent that such non-compliance will not have a material adverse effect on the financial condition or business operations of the Borrowers on a consolidated basis; no Borrower Party has received any written notice of any failure so to comply except as disclosed in Schedule 7.4 hereto; and no Borrower Party's facilities treat, store or dispose of any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances ("Hazardous Materials") similarly denominated, as those terms or similar terms are used in RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act or any other state, local or federal applicable law, ordinance, rule or regulation relating to environmental pollution, environmental regulation or control or employee health and safety ("Environmental Laws") in a quantity or manner that requires a permit, registration, or another notification or authorization from a

Governmental Authority except for the treatment, storage, or disposal of Hazardous Materials in a quantity or manner which, if in non-compliance with Environmental Laws, would not have a material adverse effect on the Borrowers' financial condition or business operations, taken as a whole, except as disclosed in Schedule 7.4 hereto. The conduct of the business and the condition of the property of each Borrower do not violate any Environmental Laws or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials. No Borrower is aware of any events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in material liability on the part of the Borrowers taken as a whole. Borrower Agent, with respect to each Euronet Entity, makes the same representations and warranties made by each Borrower herein.

     7.5 US GAAP Financial Statements. The Borrower Parties have heretofore furnished to the Agent (a) (i) an audited consolidated balance sheet and related consolidated statements of earnings and cash flows for all of the Euronet Entities as a group, and (ii) as shown on Schedule 7.5, (A) an unaudited combining balance sheet and related combining statements of earnings and cash flows for the Borrowers as a group and (B) a balance sheet and statement of earnings and cash flows for the Borrower Agent, each as of and for the fiscal year ended December 31, 2003, and (b) (i) an unaudited consolidated balance sheet and unaudited statements of earnings and cash flows for all of the Euronet Entities as a group, and (ii) as shown on Schedule 7.5, (A) an unaudited combining balance sheet and unaudited statements of earnings and cash flows for the Borrowers, and (B) an unaudited individual balance sheet and unaudited statement of earnings and cash flows for the Borrower Agent, each as of and for the quarter ended June 30, 2004. Such financial statements fairly state the financial condition and results of operations of the applicable Person or Persons as of such dates and for such periods. No applicable Euronet Entity had on said date any material (on a consolidated basis) contingent liabilities, material (on a consolidated basis) liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheet or the notes thereto as at said date or otherwise disclosed as required under the rules and regulations of the SEC. If any such matters are not included in the financial statements of the Borrower Parties, but are otherwise disclosed in a Borrower Party's SEC filings, then the Borrower Parties will provide a copy of such filings to the Agent and identify the relevant disclosure. Such financial statements were prepared in accordance with GAAP applied on a consistent basis. Since June 30, 2004, no material adverse change has occurred in the business, properties, financial condition, prospects or results of operations of the Borrowers (on a consolidated basis) or the Euronet Entities (on a consolidated basis).

     7.6 Ownership of Properties; Collateral Liens. Each Borrower has good title, free and clear of all Liens (other than those permitted by Section 10.2 hereof), to all of the properties and assets reflected in its financial statements as owned by it, and its interest in all other properties and assets in or to which it has an interest as a lessee, licensee or otherwise is free and clear of all Liens (other than those permitted under Section 10.2 hereof).

     7.7 Indebtedness. Except as disclosed on Schedule 10.1, no Borrower has any Indebtedness for money borrowed or any direct or indirect obligations under any leases or any agreements of guaranty or security except for the endorsement of negotiable instruments in the ordinary course of business for deposit or collection. The Indebtedness disclosed on Schedule 10.1 is not superior in any right of payment or otherwise to any Indebtedness owing to the Agent of the Lenders.

     7.8 Subsidiaries. The Euronet Entities' corporate structure is as set forth on Schedule 7.8. Except as described in Schedule 7.8, all of the issued and outstanding shares of capital stock or other ownership interests of each Euronet Entity has been duly authorized and issued and are fully paid and non-assessable, free and clear of all liens, restrictions and rights.

     7.9 Litigation. Monetary loss arising from any litigation, arbitration, mediation, governmental investigations, proceedings or inquiries before any Governmental Authority, arbitrator or mediator that are pending or, to the knowledge of any of any Borrower's officers, threatened against or affecting any Borrower (other than those covered by insurance, but only to the extent so covered) is not reasonably expected to exceed, in the aggregate, One Million Dollars ($1,000,000).

     7.10 Material Agreements; Labor Matters. Any agreement or instrument of any Borrower that has or is likely to have a material effect on the assets, prospects, business, operations, financial condition, liabilities or capitalization of any Borrower as a separate company or of Borrower on a consolidated basis is referred to in this Section 7.10 as a "Material Contract." No Borrower is in default under any Material Contract in any manner that could materially and adversely affect its assets, prospects, business, operations, financial condition, liabilities or capitalization of the Borrowers taken as a whole or in any manner that could jeopardize the Borrowers' right to require the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract. There are no strikes or walkouts relating to any labor contracts (other than individual employment agreements) with any Borrower pending or threatened, and no labor contracts (other than individual employment agreements) are scheduled to expire during the term of this Agreement, and the Borrowers have no knowledge of, or reason to know of (in each case after a reasonable investigation), any efforts that are being made by any employees to form a union or collectively bargain with any Borrower.

     7.11 Investment Company Act; Public Utility Holding Company Act. No Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     7.12 Taxes. Each Borrower has, and the Borrower Agent represents and warrants that each Euronet Entity has, filed all United States federal tax returns and all other tax returns which, to each Borrower's actual knowledge, are required to be filed and paid all taxes due pursuant to said returns or pursuant to any assessment received by it, including without limitation all federal and state withholding taxes and all taxes required to be paid pursuant to applicable law, except such taxes, if any, as are being contested in good faith, by appropriate proceedings and as to which adequate charges, accruals and reserves have been set aside. No tax Liens have been filed, and no claims are being asserted with respect to any such taxes, except such tax Liens and claims that will not have a material adverse effect in the aggregate, on the assets, business, operations or financial condition of the Borrowers, on a consolidated basis or on the Euronet entities on a consolidated basis. The charges, accruals and reserves on the books of each Borrower, on a consolidating and consolidated basis, and of the Euronet Entities, on a consolidated basis, in respect of any taxes or other governmental charges are adequate.

     7.13 Accuracy of Information. No information, exhibit or report furnished by any Borrower Party to the Agent or any Lender in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

     7.14 Employee Benefit Plans. No Borrower maintains, sponsors or contributes to any Defined Benefit Pension Plan.

     7.15 No Undisclosed Dividend Restrictions. Except for limitations on the payment of dividends under applicable corporate statutes or other laws, rules or regulations of any Governmental Authority with respect to companies or other business entities, no Borrower Party is subject to any agreement, covenant or understanding that limits or restricts its ability to declare or pay dividends, except Borrower Agent, which is restricted from declaring or paying dividends, other than in shares, under its Bond Indenture dated as of June 22, 1998, 12 3/8% Senior Discount Notes due July, 2006 (the "Senior Notes").

     7.16 Absence of Default or Event of Default. No Default and no Event of Default has occurred and is continuing.

     7.17 Disclosure. The pro forma financial information contained in financial statements delivered to the Agent and any Lender, is, and will be, based upon good faith estimates and assumptions believed by each Borrower Party to be reasonable at the time made. There is no fact known to any Borrower Party (other than matters of a general economic nature) that has had or could reasonably be expected to have a material adverse effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Agent or the Lenders for use in connection with the transactions contemplated by this Agreement.

     7.18 Solvency. Based upon its financial and accounting records, each Borrower Party, individually, and the Borrowers on a consolidated basis, has assets of a value that exceeds the amount of its liabilities (excluding, for purposes of this representation, all intercompany loans from liabilities). Each Borrower Party reasonably anticipates that it will be able to meet their respective debts as they mature. Each Borrower Party has adequate capital to conduct the business in which it is engaged.

     7.19 Margin Regulations. Neither the making of the Loans hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation T, U or X. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or to extend credit to others for the purpose of purchasing or carrying Margin Stock (as defined in said Regulation U).

     7.20 Copyrights, Patents and Other Rights. Each Borrower Party possesses all licenses, patents, patent rights and patent licenses, trademarks, trademark rights and licenses, trade names, copyrights and all other intellectual property rights which are required or desirable to conduct its business as presently conducted; to the best of its knowledge, such rights do not infringe on or conflict with the rights of any other Person; and each Borrower Party has, and is current and in good standing with respect to, all governmental approvals, permits and certificates required to conduct its businesses as heretofore conducted.

     7.21 Fiscal Year. Each Euronet Entity has a fiscal year which ends on December 31.

                                   ARTICLE 8
                             AFFIRMATIVE COVENANTS

     Unless the Agent and the Required Lenders shall otherwise consent in writing, each Borrower Party agrees that it will:

     8.1 Conduct of Business and Maintenance of Properties. Carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; maintain, preserve, protect and keep its properties in good repair, working order and condition; and comply in all material respects with all agreements and instruments to which it is a party.

     8.2 Insurance. Maintain with financially sound and reputable insurance companies, insurance on all its property, covering such liabilities and such risks (including business interruption risks) and in such amounts as is consistent with sound business practice and reasonably satisfactory to the Agent and furnish to the Agent upon request full information as to the insurance carried.

     8.3 Compliance with Laws and Taxes. Comply with, and the Borrower Agent shall cause each Euronet Entity to comply with, any and all laws, statutes, rules, regulations, orders, judgments, decrees and awards, a violation of which, in any respect, taken as a whole, may materially and adversely affect the Borrowers' business, assets, operations or condition, financial or otherwise, including, without limitation, those regarding the collection, payment and deposit of employees' income, unemployment, and Social Security taxes and those regarding environmental matters; pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside; make a timely payment or deposit of all FICA payments and withholding taxes required of it under applicable law; and, upon request, furnish to the Agent evidence satisfactory to the Agent that such payments have been made.

     8.4 Financial Statements, Reports, etc. Maintain, and Borrower Agent shall cause each Euronet Entity to maintain, a system of accounting established and administered in accordance with GAAP (as adopted in the United States) and furnish to the Agent:

          (a) Annual and Consolidating Financial Statements. Within seventy-five
(75) days after the close of the fiscal year of the Borrower Agent, (i) audited financial statements of the Euronet Entities as a group, prepared in accordance with GAAP, including a balance sheet and statements of stockholders' equity, income and cash flows, prepared on a consolidated basis and setting forth in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, accompanied by an unqualified opinion thereon or an unqualified opinion with explanatory language added to the auditors' standard report of independent certified public accountants satisfactory to the Agent, which opinion shall state that the financial statements fairly present the financial condition and results of operations and cash flows of the Euronet Entities as a group as of the end of and for such fiscal year in conformity with GAAP, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default or Event of Default continuing as of the date of such certificate, (ii) unaudited financial statements of the Borrowers, prepared in accordance with GAAP, including a balance sheet and statements of stockholders' equity, income and cash flows, in the format contained in Schedule 7.5, prepared on a combined basis, and (iii) unaudited individual financial statements of the Borrower Agent, prepared in accordance with GAAP, including a balance sheet and statements of stockholders' equity, in the format contained in
Schedule 7.5.

          (b) Quarterly Reporting. Within forty-five (45) days after the end of each fiscal quarter, (i) (a) consolidated financial statements for the Euronet Entities as a group, (b) combined financial statements for the Borrowers, in the format contained in Schedule 7.5 and (c) an individual financial statement for the Borrower Agent, in the format contained in Schedule 7.5, in each case for the quarter then ended, including a balance sheet and statements of stockholders' equity, income and cash flows for such quarter and for the period from the beginning of the respective fiscal year to the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by (ii) a certificate of the chief financial officer or treasurer of the Borrower Agent, as applicable, stating that said financial statements set forth in subparagraph
(i) above, fairly present the financial condition and results of operations of the applicable entity or entities in accordance with GAAP consistently applied, as of the end of and for such period (subject to normal year-end adjustments and to the absence of footnote disclosures) and that, to the best of such officer's knowledge, no Default or Event of Default has occurred under this Agreement or, if any Default or Event of Default exists, stating the nature and status thereof, and (iii) the most recent 10Q or 10K, as applicable, filed by any Borrower Party with the SEC.

          (c) [Intentionally Omitted.]

          (d) Compliance Certificate. Together with each set of financial statements required under paragraphs (a) and (b) of this Section 8.4, a compliance certificate of the Borrower Agent in substantially the form of
Exhibit 8.4 (a "Compliance Certificate"), signed on its behalf by the chief financial officer or treasurer of the Borrower Agent, showing the calculations necessary to determine compliance with all financial covenants contained in
Article 9 of this Agreement and stating that (i) all of the representations and warranties set forth in Article 7 hereof (including those referring to the Schedules to this Agreement) with respect to each Borrower Party, shall be true and correct as though made on and as of the date of the Compliance

Certificate, except for matters specifically updated or described in the Compliance Certificate, and (ii) that no Default or Event of Default exists or, if any Default or Event of Default exists, stating the nature and status thereof.

          (e) SEC and Other Filings. Upon the request of the Agent, and as set forth in Section 8.4(b), copies of all registration statements and annual, periodic or other regular reports, final proxy statements and such other similar information as shall be filed by any Borrower Party with the Securities and Exchange Commission (the "SEC"), any national securities exchange or (to the extent not duplicative) any other similar U.S. or foreign Governmental Authority and copies of all notices, financial statements, reports and proxy statements so mailed.

          (f) Litigation. Prompt notice of all legal, arbitration or mediation proceedings and of all proceedings by or before any Governmental Authority affecting any Borrower Party which, if adversely determined, could reasonably be expected to result in a monetary loss in an amount in excess of One Million
Dollars ($1,000,000) individually or in excess of One Million Dollars ($1,000,000) in the aggregate for all such proceedings and of the issuance by any Governmental Authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting or delaying, any action on the part of any Borrower Party, which injunction, order or restraint could reasonably be expected to materially and adversely affect the business, properties or affairs of any Borrower Party (on a consolidated or unconsolidated basis) or the institution of any proceedings seeking any such injunction, order or other restraint.

          (g) Reportable Events. If at any time after the Closing Date, any Borrower Party adopts, sponsors or contributes to any Defined Benefit Pension Plan, as soon as possible and in any event within ten (10) days after such Borrower Party knows that any Reportable Event has occurred with respect to any such Defined Benefit Pension Plan, a statement, signed by an authorized officer of such Borrower Party, describing said Reportable Event and the action which such Borrower Party proposes to take with respect thereto.

          (h) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt, a copy of (i) any notice or claim to the effect that any Borrower Party is or may be liable to any person as a result of the release by such Borrower Party, or any other Person of any toxic or hazardous waste or substance into the environment or that all or any of its properties is subject to an Environmental Lien or (ii) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by any Borrower Party after the Closing Date.

          (i) Other Information. Such other information (including consolidating financial reports and other financial information) as the Agent may from time to time reasonably request.

     On request of the Agent, the Borrower Parties shall deliver a letter to the Borrower Parties' accountants (i) authorizing them to provide to Agent the financial statements set forth in Section 8.4(a)(i), (ii) directing them to send to the Agent true, correct, and exact copies of any and all financial statements and reports which are prepared as a result of any audit or other review of operations, finances or internal controls of the Borrower Parties (specifically including any reports dealing with improper accounting or financial practices, defalcation, financial irregularities, financial reporting errors or misstatements or fraud), and (iii) authorizing the Agent and each Lender to rely on financial statements of the Borrower Parties issued by such accountants, which letter shall be acknowledged and consented to in writing by such accountants.

     8.5 Other Notices. Give prompt notice in writing to the Agent of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which might materially and adversely affect its business, properties or affairs of any Borrower or the ability of any Borrower to repay the Obligations.

     8.6 Access to Properties and Inspections. Permit the Agent to make reasonable inspections of the properties, corporate books and financial records of the Borrower Parties, to make reasonable examinations and copies of their respective books of account and other financial records and to discuss their respective affairs, finances and accounts with, and to be advised as to the same by, their officers, auditors, accountants and attorneys at such reasonable times and intervals as the Agent may designate. All of the Agent's reasonable expenses incurred for domestic travel in connection with such audits and inspections of the Borrower Parties shall be paid for by the Borrower Parties.

     8.7 Use of Proceeds. Use the proceeds of the Revolving Loans to pay intercompany indebtedness existing on the date of this Agreement as permitted by this Agreement,, to provide working capital, to make Acquisitions and for other corporate purposes.

     8.8 Payment of Claims. Promptly pay when due all lawful claims, whether for labor, materials or otherwise.

     8.9 Maintain Lender Accounts. Each Borrower Party shall maintain its principal depository and operating accounts with Bank of America. The Borrower Agent shall cause each Euronet Entity to maintain its principal depository and operating accounts with Bank of America; provided, however, a Euronet Entity that is a Foreign Subsidiary may, upon prior written notice to Bank of America, maintain accounts with other depository institutions necessary for the proper maintenance of such Foreign Subsidiary's business.

     8.10 Post Availability Conditions. All of the conditions listed below (the "Post Availability Conditions") shall be satisfied within 60 days after the Closing Date (except as otherwise expressly provided):

          (a) Guaranty Agreements; Pledge Agreement. The Agent shall have received Guaranty Agreements executed by each Subsidiary of the Borrower Agent that is not a Material Subsidiary; provided that in the event any of such Subsidiaries are prohibited by the laws of any Governmental Authority with respect to such Subsidiary from entering into a Guaranty Agreement, or rendering any such Guaranty Agreement unenforceable as an invalid act beyond the proper corporate or business purpose of such Subsidiary or, in the case of Transact Elektronische Zahlungssysteme GmbH, is otherwise unable to obtain the proper authorization for such a Guaranty Agreement, then the Borrower Agent shall notify the Agent of any such restrictions within 30 days after the Closing Date and shall propose an alternative to such

Subsidiary's Guaranty Agreement for Agent's consideration and approval, in Agent's sole and absolute discretion. Alternatives which the Borrower may propose include, but are not limited to, alternative means by which such Subsidiary shall become a primary or secondary obligor under the Loan Documents or by which such Subsidiary may be directly and indirectly isolated from the proceeds and other benefits of the Loans and any assets of the Obligors (except as otherwise provided in Section 10.9(g)). In the event the Agent receives a notice from the Borrower Agent as described in the previous sentence within 30 days after the Closing Date, the Borrower shall have 90 days from the Closing Date to obtain Agent's agreement, in Agent's sole and absolute discretion, to an alternative to the Subsidiary's guaranty and deliver to the Agent any of such other reasonable fees, agreements, documents, writings or instruments, in each case in amount, form and substance satisfactory to the Agent, documenting any such agreed upon alternative. Concurrently with the acquisition by the German Borrower of 100% of the shares of Transact Elektronische Zahlungssysteme GmbH, the German Borrower shall execute and deliver to the Agent a Pledge Agreement, in form an substance satisfactory to the Agent.

          (b) Proper Proceedings; Charter Documents. Each Obligor party to a Guaranty Agreement or Pledge Agreement delivered pursuant to Section 8.10 shall have taken all corporate or company proceedings necessary to authorize such Guaranty Agreement or Pledge Agreement. Each of such Obligors shall have delivered to the Agent certificates, dated the date of the Guaranty Agreements or Pledge Agreement and signed by their respective Secretaries, Directors or other responsible officers, satisfactory to the Agent, respecting such proceedings and the incumbency of the officers executing the Guaranty Agreements or Pledge Agreement, including resolutions of the shareholders of such Obligors authorizing the Loan Documents to which they are a party and the transactions contemplated thereby and certified excerpts from the commercial register reflecting the incumbency of the officer executing any of such Loan Documents on behalf of such Persons dated not earlier than three Business Days prior to the delivery of such Loan Documents, as applicable. Each of such Obligors shall have delivered to the Agent copies of its articles of organization or association or other charter documents, including all amendments thereto, certified by the appropriate officer, and copies of its bylaws or similar constitutional documents, including all amendments thereto, certified by the appropriate officer.

          (c) Legal Opinions. The Agent shall have received opinions from counsel to each of such Obligors, dated as of such Guaranty Agreements, in form and substance satisfactory to the Agent and its counsel.

          (d) Searches. The Agent shall have received satisfactory results to all final company and winding up searches in relation to each Material Subsidiary reasonably requested by the Agent.

          (e) Availability Conditions. The conditions set forth in Section 6.11 hereof shall be satisfied and the conditions set forth in Section 6.11 of the US Credit Agreement shall be satisfied.

                                   ARTICLE 9
                              FINANCIAL COVENANTS

     9.1 Euronet Consolidated Financial Covenants. The Euronet Entities on a consolidated basis shall, so long as this Agreement shall remain in effect or any Obligations shall be unpaid:

          (a) Consolidated Funded Debt/EBITDA Ratio. Maintain as of the last day of each fiscal quarter, a Consolidated Funded Debt/EBITDA Ratio no greater than
2.00 to 1.00 for each quarter, determined in accordance with GAAP. "Consolidated Funded Debt/EBITDA Ratio" means the ratio of (i) the aggregate outstanding principal amount of Funded Debt of the Euronet Entities as of the last day of the applicable fiscal quarter to (ii) EBITDA of the Euronet Entities for the four (4) quarters ending on such date plus the pro forma amount of historic EBITDA for the four (4) quarters ending on such date, of any Euronet Entity acquired during such fiscal quarter or during any of the three (3) prior fiscal quarters. "Funded Debt" means, without duplication, all long term and current Indebtedness as described in subsections (i), (iii) and (vi) of the definition of "Indebtedness" set forth in Exhibit 1 hereto (including Indebtedness to shareholders).

          (b) Consolidated Fixed Charge Coverage Ratio. (a) Maintain as of the last day of each fiscal quarter, a Consolidated Fixed Charge Coverage Ratio of at least 1.25 to 1.00, determined on a consolidated basis in accordance with GAAP. "Consolidated Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter, for the Euronet Entities, the ratio of (i) EBITDAR for the four (4) fiscal quarters ending on such day less cash Capital Expenditures made during such four (4) fiscal quarters and tax expense (other than VAT taxes) paid and dividends paid during such four (4) fiscal quarters to (ii) the sum of interest expense, recurring, scheduled principal payments and rent payments paid during such four (4) fiscal quarters, all as calculated in accordance with GAAP.

          (c) Minimum Consolidated EBITDA.  Maintain,  for the Euronet Entities,
(i) for the period commencing the Closing Date and ending the last day of the first fiscal quarter to end after the Closing Date a minimum trailing twelve month Consolidated EBITDA equal to at least $32,535,000 and (ii) for each fiscal quarter thereafter a minimum trailing twelve month EBITDA equal to the greater of (x) the minimum trailing twelve month EBITDA required hereunder for the previous fiscal quarter or (y) 85% of the trailing twelve month Consolidated EBITDA as of the last day of the previous fiscal quarter. "Consolidated EBITDA" means EBITDA of the Euronet Entities for each such period, determined on a consolidated basis in accordance with GAAP.

     9.2 Borrower Fixed Charge Coverage Ratio. Each Borrower, on a consolidated basis with its respective Subsidiaries, shall maintain as of the last day of each fiscal quarter, a Subsidiary Fixed Charge Coverage Ratio of at least 1.25 to 1.00, determined on a consolidated basis in accordance with GAAP. "Subsidiary Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter, for each Borrower, the ratio of (i) EBITDA for the four (4) fiscal quarters ending on such day less cash Capital Expenditures made during such four (4) fiscal quarters and tax expense (other than VAT taxes) paid during such four (4) fiscal quarters to (ii) the sum of interest expense, recurring, scheduled principal payments on Indebtedness (other than

Indebtedness hereunder) and scheduled rent payments paid pursuant to Capital Leases during such four (4) fiscal quarters, plus (A) 50% of the UK Revolving Credit Commitments, with respect to the UK Borrowers Subsidiary Fixed Charge Coverage Ratio, or (B) 50% of the German Revolving Credit Commitments, with respect to the German Borrower's Subsidiary Fixed Charge Coverage Ratio, all as calculated in accordance with GAAP.

                                   ARTICLE 10
                               NEGATIVE COVENANTS

     So long as this Agreement shall remain in effect or any of the Obligations shall be unpaid, unless the Agent and the Required Lenders shall otherwise consent in writing, each Borrower (unless otherwise specifically set forth herein) agrees that it will:

     10.1 Indebtedness. Not incur, create or suffer to exist any Indebtedness (other than to the Lenders hereunder), except: (a) trade payables incurred in the ordinary course of business; (b) Indebtedness existing on the date of this Agreement and disclosed in Schedule 10.1 hereto; (c) intercompany Indebtedness to any direct or indirect Subsidiary of the Borrower Agent that is a Borrower or Obligor pursuant to this Agreement (provided that the conditions set forth in
Section 6.11 and Section 8.10 have been satisfied with respect to any such Obligor), or a "Borrower" or "Obligor" as such terms are defined in the US Credit Agreement (provided that the conditions set forth in Section 6.11 of the US Credit Agreement have been satisfied with respect to any such "Obligor"); (d) Indebtedness under any Interest Rate Contract to the extent relating to, (i) outstanding Indebtedness of the Euronet Entities otherwise allowed under this Agreement, or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Euronet Entities in the following twelve (12) months after such Interest Rate Contract has been entered into, and such Indebtedness is otherwise allowed under this Agreement; (e) Indebtedness under other Hedging Agreements to the extent related to (i) Indebtedness of the Borrower otherwise allowed under this Agreement, or (ii) obligations to purchase assets, properties or services otherwise allowed under this Agreement; provided such Hedging Agreements do not increase the Indebtedness outstanding of the Euronet Entities other than as a result of fluctuations in foreign currency exchange rates or by reason of reasonable fees, indemnities and compensation payable thereunder; (f) Indebtedness in respect of performance bonds incurred in the ordinary course of each Borrower's business;
(g) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of Assets or shares of capital stock, so long as such acquisitions or dispositions are otherwise permitted under this Agreement; (h) Indebtedness consisting of a Borrower's guaranty of its Subsidiary's Indebtedness to the extent that the Subsidiary's Indebtedness is reflected in the consolidated balance sheet of the Euronet Entities; (i) Indebtedness consisting of limited financial guaranties or contractual performance guaranties executed by a Borrower to secure the performance obligation of any of its Subsidiaries incurred in such Borrower's ordinary course of business, consistent with past practice; (j) Indebtedness to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness provided for herein; (k) Indebtedness incurred with respect to Acquisitions provided that a Borrower has complied with the provisions of Section 10.4(e); (l) Indebtedness under capitalized leases incurred in the ordinary course of business; and (m) in addition to the Indebtedness described in Section 10.1(a) through Section 10.1(l), Indebtedness on a consolidated basis for the Borrowers, not exceeding, at any time outstanding, an aggregate principal amount of Three Million Dollars ($3,000,000).

     10.2 Liens. Not create, incur, or suffer to exist any other Lien in, of or on any of their respective properties (now owned or hereafter acquired) or on any income or revenues or rights in respect of any thereof, nor will the Borrower Parties permit any other Euronet Entity to create, incur, or suffer to exist any other Lien in, of or on any of their respective properties (now owned or hereafter acquired) or on any income or revenues or rights in respect of any thereof, except:

          (a) Liens in favor of the Agent and the Lenders created by the Loan Documents and Liens in favor of the "Agent" and the "Lenders" created by the "Loan Documents" as such terms are defined in the US Credit Agreement;

          (b) Liens for taxes, assessments or governmental charges or levies, if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

          (c) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, that secure payment of obligations not more than sixty (60) days past due except for such Liens as are being contested in good faith by appropriate proceedings;

          (d) Liens arising out of pledges or deposits under laws relating to worker's compensation, unemployment insurance, old age pensions, or other social security or retirement benefits, or under similar laws;

          (e) Liens  existing on the date of this  Agreement  and  disclosed  in
Schedule 10.2 hereto;

          (f) Liens securing equipment under equipment leases arising in the ordinary course of business, but only to the extent that such Liens secure only the equipment being leased;

          (g) Liens securing Indebtedness incurred by any Euronet Entity which becomes a Euronet Entity as a result of an Acquisition;

          (h) Easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business not interfering in any material respect with Borrower's business or operations;

          (i)  Options  to  purchase   stock  of  Borrower   under   stock-based
compensation plans or arrangements in favor of employees of Borrower and non-employee directors of Borrower;

          (j) Liens arising by reason of any judgment, decree or order of any court not constituting an Event of Default, so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (k) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

          (l) Liens securing Interest Rate Contracts or other Hedging Agreements permitted under Section 10.1;

          (m) Liens arising from purchase money indebtedness, so long as such Liens extend only to the assets constructed, expanded, installed, acquired or improved with such purchase money indebtedness and do not secure any Indebtedness in an amount in excess of such purchase money indebtedness;

          (n) Property ownership transfers made for security purposes (Sicherungseigentum), retention of title arrangements (Eigentumsvorbehalt) and assignments of claims, rights and receivables made for security purposes (Sicherungsabtretungen), in each case made in the ordinary course of business;

          (o) Any extension, renewal, or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (n); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced;

          (p)  Cash  deposited  with  banks  that  participate  in  any  Euronet
Entities' ATM network in the ordinary course of business to secure cash contributed by such banks for use in the ATM network and cash deposited with vendors or suppliers of PINs or mobile phone time to any Euronet Entity in the ordinary course of business to secure accounts payable to such vendors or suppliers;

          (q) Rights or Liens granted to vendors or suppliers of PINs or on-line mobile or long distance phone time (including, without limitation, telephone operators) in PIN inventory, PIN accounts receivable or restricted cash accounts associated with the purchase or sale of such PINs or phone time including the rights and Liens of mobile operators in the Mobile Network Trust Arrangement; and

          (r) Pledges of the stock, shares or other equity interests in any entity acquired in an Acquisition permitted by Section 10.4(e) to secure Indebtedness permitted by Section 10.1(k).

     Provided, however, the Liens set forth in subsections (j) through (m) above, and any extensions, renewals, or replacements of such Liens, shall not encumber assets of the Euronet Entities at any time with a value in excess of One Million Dollars ($1,000,000) in the aggregate.

     10.3 Sale and Lease-Back Transactions. Not enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, provided that Borrower may enter into any sale and lease-back transaction if (a) at the time of such transaction no Default or Event of Default shall have occurred and be continuing, (b) the proceeds from the sale of the subject property shall be at least equal to its fair market value, and (c) the subject property shall have been acquired by such Borrower after the date of this Agreement and held by it for not more than one year or for such longer time as may be agreed to by the Agent. The provisions of this
Section 10.3 shall not apply to a sale and lease back of ATM machines or POS terminals in the ordinary course of business when such sale and leaseback is entered into in connection with an agreement between any Borrower and a customer for the provision of services, such as the outsourced operation of the ATMs or POS terminals or the licensing and maintenance of software for the operation of such ATMs or POS terminals.

     10.4 Mergers, Transfers of Assets, Acquisitions. Not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it; sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any Assets or any capital stock of any Borrower; or be a party to any Acquisition of another Person or any acquisition of all or substantially all of another Person's assets, other than:

          (a) sales of inventory in the ordinary course of business;

          (b) the lease of terminal equipment in the ordinary course of business;

          (c) the disposition of obsolete or worn-out fixed assets or other property no longer required by or useful to it in connection with the operation of its business;

          (d) sales, assignments, transfers or other dispositions of Assets for cash consideration, but only so long as (i) the consideration received by Borrower is not less than fair market value of the Assets sold; and (ii) the cash consideration thereof is used within twelve (12) months to, (A) permanently repay or prepay any then outstanding Obligations, or (B) invest in properties or assets useful in an ATM network business or transaction processing business and which will benefit Borrower;

          (e) any Acquisition by a Borrower, so long as Borrower Agent gives Agent thirty (30) days prior written notice of such Acquisition or completion of an Acquisition under an Agreement executed prior to the Closing Date, so long as the Borrower Agent has notified the Agent of such Acquisition prior to the Closing Date, in each case Borrower Agent shall provide to the Agent the following information: pro forma financial statements and projections and a pro forma Compliance Certificate, demonstrating that the Borrower Parties will be, after giving effect to the Acquisition, in compliance with each of the financial covenants set forth in Article 9 of this Agreement. For purposes of such pro forma financial statements and pro forma Compliance Certificate, to calculate the Borrower Parties' compliance with the financial covenants set forth in
Article 9 hereof, after an acquisition of one hundred percent (100%) of the stock or assets of a company (an "Acquired Company"), the EBITDA and EBITDAR of the Acquired Company, based upon pro forma numbers acceptable to the Agent, from its last four rolling quarters may be included to the extent that such numbers reflect cash flow from assets fully transferred to such Borrower as a result of the acquisition of the Acquired Company, with adjustments for any transactions not in the ordinary course of business. If such Borrower acquires less than one hundred percent (100%) of the stock or assets of an Acquired Company,

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the Agent shall make a good faith determination of what portion, if any, of such
Acquired Company's EBITDA and EBITDAR to include in the proforma financial statements. Any Acquired Company shall satisfy the condition set forth in
Section 8.10, as soon as practicable but in no event greater than 30 days from the acquisition of such Acquired Company, and with respect to any Acquired Company that is organized under the laws of the United States or the laws of any State therein, the Agent may, in its sole discretion, require 100% of the equity of any such Acquired Company to be pledged hereunder pursuant to a Pledge Agreement in form and substance satisfactory to the Agent;

          (f) upon thirty (30) days written notice to Agent, any merger or consolidation of any Borrower with any other Borrower or any merger or consolidation of any other Obligor with any Borrower or other Obligor so long as in the event any such merger or consolidation involves (i) a Borrower, such Borrower shall be the surviving entity, or concurrently with any such merger or consolidation the surviving entity shall become a Borrower or Guarantor or (ii) an Material Subsidiary, such Material Subsidiary shall be the surviving entity, or concurrently with any such merger or consolidation the surviving entity shall become a Borrower or Guarantor, and if such Borrower or Obligor is required to pledge its shares in accordance with this Agreement the shares of such surviving entity shall be pledged to the Agent for the benefit of the Lenders, and in any event all other conditions set forth in Section 8.10 shall be satisfied with respect to such surviving entity in form and substance satisfactory to the Agent; or

          (g) issuances of capital stock or treasury stock made in the ordinary course of Borrower's business so long as such issuance or issuances does not result in an Event of Default under Section 11.1(j).

     10.5 Creation of Subsidiaries. Except upon fifteen (15) days prior written notice to Agent, not create any Foreign Subsidiaries or U.S. Subsidiaries. Upon the creation of any Subsidiary, such Subsidiary shall satisfy the conditions set forth in Section 8.10, as soon as practicable but in no event greater than 30 days from the creation of such Subsidiary, and with respect to any U.S. Subsidiary, the Agent may, in its sole discretion, require the 100% of the equity of any such U.S. Subsidiary be pledged hereunder pursuant to a Pledge Agreement in form and substance satisfactory to the Agent.

     10.6 Subsidiary Dividend Restrictions. Not permit any Subsidiary of any Borrower to be bound by or enter into any agreement, amendment, covenant, understanding or revision to any agreement which prohibits or restricts the ability of any such subsidiary to declare and pay dividends or make any other distribution to any Borrower.

     10.7 [Intentionally Omitted.]

     10.8 Use of Proceeds. Not use any of the proceeds of the Loans (a) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including without limitation Regulations T, U and X or (b) to make any Acquisition for which the board of directors of the target company has not given its consent or approval.

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     10.9  Loans,  Advances  and  Investments.  Not make any loans,  advances or extensions of credit to, or investments (whether acquisitions of stock or securities or otherwise) in, or acquire any Assets of, any Persons, including, without limitation, any Affiliates of any Borrower or any of its partners, shareholders, officers or employees (collectively, "Investments"), other than:

          (a) Assets acquired or expenses advanced in the ordinary course of business, including extensions of credit to Borrower's customers in the ordinary course of Borrower's business consistent with past practice;

          (b) Investments in short-term obligations issued or fully guaranteed by the U.S. Government and funds comprised of such obligations;

          (c) certificates of deposit and other time deposits with, and any other Investment purchased through Bank of America;

          (d) commercial paper rated A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service, Inc.;

          (e) existing Investments listed on Schedule 10.9 hereto;

          (f) Investments made to acquire  Acquisitions  permitted under Section
10.4 above;

          (g) Investments of Borrower Agent in or to any one or more U.S. Subsidiaries (provided Borrower Agent may not make an Investment in any U.S. Subsidiary which is not a Borrower under the US Credit Agreement) or Foreign Subsidiaries of Borrower Agent (provided that the conditions set forth in Sections 6.11 with respect to a Material Subsidiary, or Section 8.10 with respect to any other Subsidiary, have been satisfied, provided that on or after the Availability Date, to the extent any Foreign Subsidiaries fail to become Guarantors as provided in Section 8.10, Investments in or to such Foreign Subsidiaries may be permitted up to Five Hundred Thousand Dollars ($500,000) in the aggregate for all such Foreign Subsidiaries;

          (h) Investments permitted under Section 10.1 of this Agreement; and

          (i) Investments in minority interests in other Persons and Investments for the purchase of tradenames, software or patents not to exceed Ten Million Dollars ($10,000,000) in the aggregate, unless otherwise approved in writing by Lender.

     In no event may any Borrower make any Investment in any Subsidiary of such Borrower (unless the conditions set forth in Sections 6.11 with respect to a Material Subsidiary, or Section 8.10 with respect to any other Subsidiary, have been satisfied).

     10.10 Negative Pledge. Not permit, to exist any Lien on any of its property, except as permitted under Section 10.2 above. On the request of the Agent, the Borrowers will execute acknowledgments or other forms of notice of such negative pledge, and the Agent may record or file the same in the appropriate filing offices.

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

     10.11 Liquidation or Change in Business. Not liquidate, dissolve or discontinue any Borrower or any material business line, materially change its general business purpose or the character of its business, engage in any type of business not reasonably related to its business as conducted on the Closing Date.

                                   ARTICLE 11
                               EVENTS OF DEFAULT

     11.1 Events of Default. Each of the following events shall constitute an Event of Default under this Agreement:

          (a) Misrepresentation. Any representation or warranty made or deemed made by or on behalf of any Borrower Party to the Agent and the Lenders under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made;

          (b) Nonpayment. Any Borrower shall fail to pay any principal of the Note, any interest upon the Note or any Fee or other Obligations within five (5) Business Days after the same becomes due;

          (c) Non-Performance of Other Covenants. Any Borrower shall fail to perform or comply with any of the terms or provisions of Article 8 of this Agreement and such failure is not cured within fifteen (15) days or any Borrower shall fail to perform or comply with or violates any covenant set forth in
Article 9, Article 10, Section 8.10 or any other covenant, term or provision hereof;

          (d) Other Indebtedness. The failure of any Euronet Entity to make any payment of principal or interest within five (5) Business Days after the same becomes due on any Indebtedness to the Agent, any Lender or any of the Agent's or Lenders' affiliates or subsidiaries (other than Indebtedness relating to the Loans) or with respect to any Indebtedness to any other Person or Persons or any default occurs under any agreement which evidences, secures or relates to, any such Indebtedness;

          (e) Insolvency. Any Borrower shall (i) have an order for relief entered with respect to it under the federal Bankruptcy Code or under any other laws relating to bankruptcy, insolvency, dissolution, winding up, liquidation or reorganization or relief of debtors, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, administrator, examiner, liquidator or similar official for it or any substantial part of its property, (v) institute any proceeding seeking an order for relief under the federal Bankruptcy Code or under any other laws relating to bankruptcy, insolvency, dissolution, winding up, liquidation or reorganization or relief of debtors, (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this paragraph (e), or (vii) fail to contest in good faith any appointment or proceeding described in paragraph (f) of this
Section 11.1, or any of the foregoing shall occur with respect to any Euronet Entity (other

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

than any Borrower) which would have a material adverse effect on the business or financial condition of the Borrower taken as a whole or on the Euronet Entities taken as a whole;

          (f) Appointment of Receiver. Without the application, approval or consent of any Euronet Entity, a receiver, trustee, administrator, examiner, liquidator or similar official shall be appointed for any Euronet Entity or any substantial part of its property, or a proceeding described in clause (v) of paragraph (e) of this Section 11.1 shall be instituted against any Euronet Entity;

          (g) Judgment. Any Borrower shall fail within forty-five (45) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate for the Borrowers that is not stayed on appeal or otherwise being appropriately contested in good faith;

          (h) ERISA. Any Reportable Event shall occur in connection with any Defined Benefit Pension Plan adopted or sponsored by any Borrower or to which a Borrower makes contributions, which occurrence may have a materially adverse effect on such entity's business or financial condition;

          (i) Material Adverse Change. Upon the occurrence of any event or condition which the Agent, in its reasonable sole discretion, determines is a material adverse change in the business or financial condition of the Borrowers on an unconsolidated or on a consolidated basis or which materially and adversely affects the Borrowers' ability to perform its obligations to the Agent and the Lenders; or

          (j) Change of Control. Except as permitted by Section 10.4, any change of Control of any Borrower or any acquisition by a third-party of more than fifty percent (50%) of the ownership or voting capital of the Borrower Agent.

          (k) US Credit Agreement. Any "Event of Default" shall have occurred pursuant to the US Credit Agreement.

          11.2 Rights and Remedies. Upon the occurrence of each and every Event of Default (other than an event described in paragraph (e) or (f) of Section
11.1 above), and at any time thereafter during the continuance of such event, the Agent may (and shall at the instruction of the Required Lenders), by notice to the Borrower Agent, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitment and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with all accrued interest thereon and all other Obligations shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers or the Borrower Agent on their behalf, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in the case of any event described in paragraph (e) or (f) of Section 11.1 above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with all accrued interest thereon and all other Obligations shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers or the Borrower Agent on their behalf, anything contained herein or in any other Loan Document to the contrary notwithstanding.

     Upon the occurrence and during the continuance of any Event of Default, the Agent may also exercise any or all of its rights and remedies, whether existing under this Agreement, other Loan Documents, applicable law or otherwise.

                                   ARTICLE 12
                                     AGENT

     12.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and neither the Borrowers nor any other Obligor shall have rights as a third party beneficiary of any of such provisions.

     12.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders

     12.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

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

     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 13.9 and 11.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by a Borrower, the Borrower Agent or a Lender.

     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

     12.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     12.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

     12.6 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders and the Borrower Agent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Agent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring

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

Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower Agent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers or Borrower Agent to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 13.6 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

     12.7 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     12.8 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower or other Obligor, the Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under the Fee Letter and Section 13.6) allowed in such judicial proceeding; and

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

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under the Fee Letter and Section 13.6.

     Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

     12.9 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion,

          (a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 13.9, if approved, authorized or ratified in writing by the Required Lenders;

          (b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 10.2; and

          (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

     Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent's authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.9.

                                   ARTICLE 13
                                 MISCELLANEOUS

     13.1 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy or other telegraphic communications equipment of the sending party, as follows:

          (a) if to Borrower Agent or a Borrower, to it c/o Euronet Worldwide, Inc. at 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 (Facsimile:
913-327-1921).

          (b) if to the Agent, to it at PO Box 219038, MO8-060-12-02, 64121-9038, Attention: Middle Market Banking (Facsimile: 816-979-7174) (if by hand delivery or overnight courier service then to 1200 Main, Suite 1400, Kansas City, Missouri 64105,
Attention: Middle Market Banking) with a required copy to Scott Long, Lathrop & Gage L.C., 2345 Grand Boulevard, Kansas City, Missouri 64108 (Facsimile:
816/292-2001);

or to such other address or telecopy number as any party may direct by notice given as provided in this Section 13.1. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or other telegraphic communications equipment of the sender, if received on or before 5:00 p.m., local time of the recipient, on a Business Day, or on the next Business Day if received after 5:00 p.m. on a Business Day or on a day that is not a Business Day, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.1 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 13.1.

     13.2 [Intentionally Omitted.]

     13.3 Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Agent and the Lenders and shall survive the making by the Lenders of the Loans and the execution and delivery to the Lenders of the Notes, regardless of any investigation made by the Agent of the Lenders or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other Obligations are outstanding.

     13.4 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower Agent, the Borrowers, the Agent and the Lenders and thereafter shall be binding upon and inure to the benefit of the Borrower Agent, the Borrowers, the Agent, the Lenders and their respective successors and permitted assigns, except that neither the Borrower Agent nor the Borrowers shall have the right to assign or delegate any of their respective rights or duties hereunder or any interest herein without the prior written consent of the Agent.

     13.5 Successors and Assigns; Participations. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 13.5, (ii) by way of participation in accordance with the provisions of subsection (d) of this
Section 13.5, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 13.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the

Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

               (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed);

               (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

               (iii) any assignment of a Commitment must be approved by the Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

               (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Agent a questionnaire in the form provided by the Agent;

               (v) so long as no Default or Event of Default has occurred and continuing, there shall be no more than three (3) Lenders party to the Credit Agreement at any time without the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed); and

               (vi) after giving effect to any such assignment no Lender will hold exactly 50% of the Commitments..

Subject to acceptance and recording  thereof by the Agent pursuant to subsection
(c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.5, 5.2 and 13.6 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

          (c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Agent's principal office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Agent a copy of the Register.

          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers' Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification requiring the consent of all Lenders or the Lenders effected thereby, that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 5.2 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection
(b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.7 as though it were a Lender.

          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 5.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant

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

that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.5(b) unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.6 as though it were a Lender.

          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          (g) Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

     13.6 Expenses; Indemnity.

          (a) The Borrowers, jointly and severally, agree to pay all out-of-pocket expenses reasonably incurred by the Lenders and the Agent in connection with the preparation of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Agent an the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or the Note issued hereunder, including, but not limited to, all appraisal fees (equipment or otherwise), filing fees and search fees, the fees, charges and disbursements of Lathrop & Gage L.C., counsel for the Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Agent or the Lenders. The Borrowers, jointly and severally, further agrees that it shall indemnify the Agent and the Lenders from and hold it harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the Loans or this Agreement or any of the other Loan Documents. other than taxes on the income of the Agent or any Lender.

          (b) The Borrowers, jointly and severally, agree to indemnify the Agent and each Lender and their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the making of any Loans or the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (each and "Indemnified Claims"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the negligence or willful misconduct of such Indemnitee and (ii) have not, in whole or in part, arisen out of or resulted from any act, or omission to act, of any Borrower or any of their Affiliates.

          (c) The provisions of this Section 13.6 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Agent or any Lender. All amounts due under this Section
13.6 shall be payable on written demand therefor.

     13.7 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or any such Lender to or for the credit or the account of the Borrower Agent or any Borrower against any and all of the Obligations, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or such other Loan Document and notwithstanding that such Obligations may be unmatured. The rights of the Agent and the Lenders under this Section 13.7 are in addition to other rights and remedies (including other rights of setoff) which the Agent of the Lenders may have.

     13.8 Applicable Law. This Agreement and the other Loan Documents, except as otherwise expressly provided in such other Loan Documents, shall be governed by and construed and enforced under and in accordance with the laws of the State of Missouri applicable to contracts made and to be performed wholly within said state, without giving effect to choice of law or conflict of law principles.

     13.9 Waivers; Amendment. No failure or delay of the Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and each Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which the Agent or the Lenders would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower Party therefrom shall in any event be effective unless the same shall be contained in a written instrument signed by the Agent and the Required Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower Party in any case shall entitle Borrower Parties to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing:

               (i) without the prior written consent of Agent, no amendment or waiver shall be effective with respect to any provision in any of the Loan Documents (including Section 12) to the extent such provision relates to the rights, duties, immunities or discretion of Agent;

               (ii) without the prior written consent of all Lenders, no waiver of any Default or Event of Default shall be effective if the Default or Event of Default relates to either any Borrower Party's failure to observe or perform any covenant that may not be amended without the unanimous written consent of Lenders (and, where so provided hereinafter, the written consent of Agent) as hereinafter set forth in this Section 13.9; and

               (iii) written agreement of all Lenders (except a defaulting Lender) shall be required to effectuate any amendment, modification or waiver that would (a)

                    A. increase or extend the Commitment of any Lender;

                    B. postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

                    C. reduce the principal of, or the rate of interest specified herein on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;

                    D. change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Loans which is required for the Lenders or any of them to take any action hereunder; provided that Schedule E-1 hereto (Revolving Commitments) may be amended from time to time by Agent alone to reflect assignments of Commitments in accordance herewith so long as the total of the Commitments is not modified except as otherwise permitted hereunder;

                    E. amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;

                    F. release Collateral other than as expressly permitted by this Agreement; or

                    G. change the definitions "Required Lenders";

          (b) If any fees are paid to the Lenders as consideration for amendments, waivers or consents with respect to this Agreement, at Agent's election, such fees may be paid only to those Lenders that agree to such amendments, waivers or consents within the time specified for submission thereof.

          (c) If, in connection with any proposed amendment, waiver or consent (a "Proposed Change") requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lenders whose consent is not obtained a "Non-Consenting Lender") then, so long as the Agent is not a Non-Consenting Lender, at the Borrower Agent's request, an Eligible Assignee selected by the Borrower Agent or otherwise shall have the right (but not the obligation) with the Agent's approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all the Non-Consenting Lenders' Commitments for an amount equal to the principal balances thereof and all accrued interest and fees with respect thereto through the date of sale pursuant to an assignment and acceptance agreement, without premium or discount.

     13.10 Suretyship Waivers. Each Borrower hereby expressly waives (a) diligence, presentment, demand for payment, protest, benefit of any statute of limitations affecting such Borrower's liability under this Agreement or the Loan Documents; (b) discharge due to any disability of any Borrower; (c) any defenses of any Borrower to obligations under this Agreement or the Loan Documents not arising under the express terms of this Agreement or the Loan Documents or from a material breach thereof by Agent of the Lenders which under applicable law has the effect of discharging any Borrower from the obligations as to which this Agreement is sought to be enforced; (d) the benefit of any act or omission by Agent of the Lenders which directly or indirectly results in or aids the discharge of any Borrower from any of the Obligations by operation of law or otherwise; (e) except as expressly provided herein, all notices whatsoever, including, without limitation, notice of acceptance of the incurring of the Indebtedness; (f) any right it may have to require the Agent of the Lenders to disclose to it any information that the Agent or the Lenders may now or hereafter acquire concerning the financial condition or any circumstance that bears on the risk of nonpayment by any other Borrower, including, without limitation, the release of such other Borrower from the Indebtedness; and (g) any requirement that the Agent of the Lenders exhaust any right, power or remedy or proceed against any other Borrower or any other security for, or any guarantor of, or any other party liable for, any of the Indebtedness, or any portion thereof. Each Borrower specifically agrees that it shall not be necessary or required, and Borrowers shall not be entitled to require, that the Agent or the Lenders (i) file suit or proceed to assert or obtain a claim for personal judgment against any other Borrower for all or any part of the Indebtedness; (ii) make any effort at collection or enforcement of all or any part of the Obligations from any Borrower; (iii) foreclose against or seek to realize upon any security now or hereafter existing for all or any part of the Indebtedness; (iv) file suit or proceed to obtain or assert a claim for personal judgment against any Borrower or any guarantor or other party liable for all or any party of the Indebtedness; (v) exercise or assert any other right or remedy to which the Agent or any Lender is or may be entitled in connection with the Obligations or any security or guaranty relating thereto to assert; or (vi) file any claim against assets of one Borrower before or as a condition of enforcing the liability of any other Borrower under this Agreement or the Loan Documents.

     Without limiting the foregoing in any way, each Borrower hereby irrevocably waives and releases:

          (a) Any and all rights it may have at any time (whether arising directly or indirectly, by operation of law, contract or otherwise) to require the marshaling of any assets of any Borrower, which right of marshaling might otherwise arise from any such payments made or Obligations performed;

          (b) Until such time as the Obligations have been satisfied in full, any and all rights that would result in such Borrower being deemed a "Creditor" under the United States Bankruptcy Code of any other Borrower or any other person, on account of payments made or Obligations performed by such Borrower; and

          (c) Until such time as the Obligations have been satisfied in full, any claim, right or remedy which it may now have or hereafter acquire against any other Borrower that arises hereunder and/or from the performance by it hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification or participation in any claim, right or remedy of the Agent or any Lender against any other Borrower or any collateral security which the Agent or any Lender now has or may hereafter acquire, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

     13.11 Interest Rate Limitation. Notwithstanding anything herein or in the Note to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by the Agent or the Lenders, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Agent or the Lenders in accordance with applicable law, the rate of interest payable under the Note, together with all Charges payable to the Agent or the Lenders, shall be limited to the Maximum Rate.

     13.12 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     13.13 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     13.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 13.4.

     13.15 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     13.16 Jurisdiction; Consent to Service of Process.

          (a) Each Borrower Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Missouri state court or the federal court for the Western District of Missouri, any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Missouri state or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agent or the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Borrower Party or its properties in the courts of any jurisdiction.

          (b) Each Borrower Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any Missouri state court or federal court for the Western District of Missouri. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     13.17 Terms Generally.  The definitions  contained in this Agreement and in
Exhibit 1 hereto shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided, however, that, for purposes of determining compliance with any covenant set forth in Article 9, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower Parties' financial statements referred to in Article 9.

     13.18 English Language.

          (a) Any notice given under or in connection with any Loan Document must be in English.

          (b) All other documents provided under or in connection with any Loan Document must be:

               (i) in English; or

               (ii) if not in English, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

     13.19 USA PATRIOT Act Notice. Each Lender that is subject to the USA Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "US Patriot Act"), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify each Borrower in accordance with the Act.

     13.20 ARBITRATION. EXCEPT AS SET OUT BELOW, ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO, INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT (COLLECTIVELY, "CLAIM"), SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CLAIM IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION. THE INSTITUTION AND MAINTENANCE OF AN ACTION FOR ANY JUDICIAL RELIEF SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE PLAINTIFF, TO SUBMIT THE CLAIM TO ARBITRATION IF ANY OTHER PARTY CONTESTS SUCH ACTION FOR JUDICIAL RELIEF.

          (a) SPECIAL RULES. ANY ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF BORROWER AGENT'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS AGREEMENT, OR IF THERE IS REAL OR PERSONAL PROPERTY COLLATERAL, IN THE COUNTY WHERE SUCH REAL OR PERSONAL PROPERTY IS LOCATED, AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE
ARBITRATION,   THEN  THE  AMERICAN  ARBITRATION   ASSOCIATION  WILL  SERVE.  ALL
ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATION SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO

EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS. ANY DISPUTE CONCERNING THIS ARBITRATION PROVISION OR WHETHER A CLAIM IS ARBITRABLE SHALL BE DETERMINED BY THE ARBITRATOR. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD LEGAL FEES PURSUANT TO THE TERMS OF THIS AGREEMENT.

          (b) RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT; OR (II)) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF ANY PARTY HERETO
(A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST OR SELL ANY REAL OR PERSONAL PROPERTY OR COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER, ANY PARTY MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE OR SELL COLLATERAL OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NONE OF THESE ACTIONS SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CLAIM OCCASIONING RESORT TO SUCH REMEDIES OR PROCEDURES.

          (c) WAIVER OF CERTAIN DAMAGES. THE PARTIES HERETO WAIVE ANY RIGHT OR REMEDY EITHER MAY HAVE AGAINST THE OTHER TO RECOVER PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF ANY CLAIM WHETHER THE CLAIM IS RESOLVED BY ARBITRATION OR BY JUDICIAL ACTION.

                                   ARTICLE 14
                 LIMITATIONS OF THE GERMAN BORROWER'S LIABILITY

     To the extent the German Borrower is jointly and severally liable under this Agreement or the Fee Letter for liabilities of the UK Borrower ("Up-Stream Liabilities") the following shall apply.

     14.1 Limitation of Liability. The Agent and the Lenders agree not to assert and enforce any Up-Stream Liabilities against the German Borrower to the extent that the enforcement of such liabilities against the German Borrower would result in (i) a reduction of the German Borrower's Net Assets (Nettovermogen) (as defined in Article 14.2 below) to an amount less than its registered share capital (Stammkapital), or (ii) - if the Net Assets had prior to such enforcement already fallen below the amount of the registered share capital - a further reduction of the Net Assets, and thereby affect the assets required for the statutory preservation of the German Borrower's registered share capital according to ss.ss. 30, 31 of the German Act on Limited Liability Companies.

     14.2 Determination of Net Asset's Value. The value of the Net Assets(the "Net Assets") shall be calculated as the sum of the balance sheet items shown under ss. 266 subsection 2 lit. (A), (B) and (C) of the German Commercial Code (Handelsgesetzbuch), less the sum of the balance sheet items shown under ss. 266 subsection 3 lit. (B), (C) (however not taking into account shareholder loans to the extent they constitute equity replacing loans (eigenkapitalersetzende Darlehen)) and (D) of the German Commercial Code, and determined in accordance with the principles for ordinary bookkeeping and the preparation of balance sheets as they were consistently applied by the German Borrower in preparing its unconsolidated balance sheets (Jahresabschlu(beta) according to ss. 42 German Act on Limited Liability Companies, ss.ss. 242, 264 of the German Commercial Code in previous years, save that for the determination of Net Assets the lower of the book value (Buchwert) and realization value (Liquidationswert) shall be relevant.

     14.3 Realization of Assets. If the German Borrower is of the opinion that an enforcement of Up-Stream Liabilities against the German Borrower results in one of the effects described in Article 14.1 above, the German Borrower shall notify promptly, however, no later than one week after the Agent claims payment on any such liability against the German Borrower, the amount of the Net Assets to the Agent. If the Agent disagrees with the amount of the Net Assets notified by the German Borrower, the Agent shall so notify the German Borrower within one week after receipt of the Borrower's notification of the Net Assets pursuant to the preceding sentence. In this case the Agent shall engage a firm of auditors of international standard and repute which shall proceed to review the accounts of the German Borrower in order to prepare an up to date balance sheet and to determine the Net Assets. Such balance sheet and determination of Net Assets shall be prepared in accordance with the principles set forth in Article 14.2 above. The Agent shall immediately notify the German Borrower of the engagement of the auditor. The German Borrower shall render the assistance required to facilitate the aforementioned review of accounts and shall allow full access to its books, accounts and other necessary company records. The Agent shall procure that the auditors forward the balance sheet and the determination of the Net Assets to the German Borrower and the Agent with a copy to the Borrower Agent, immediately after their preparation. The Agent shall refrain from enforcing any Up-Stream Liabilities until the German Borrower has received the auditor's balance sheet and the determination of the Net Assets, such determination being final and binding on the German Borrower, the Agent and the Lenders.

     14.4 Realization of Assets. If the German Borrower is of the opinion that an enforcement of an Up-Stream Liability results in one of the effects described in Article 14.1, the German Borrower shall, to the extent legally permitted and commercially justifiable, first realize any and all of its assets that are shown in its balance sheet with a book value that is significantly lower than its market value and if such assets are not necessary for operating the German Borrower's business (nicht betriebsnotwendig).

     14.5 No Prejudice for Future Enforcement. No restriction of the assertion and enforcement of any Up-Stream Liability against the German Borrower will prejudice the rights of the Agent to enforce any still outstanding Up-Stream
Liability against the German Borrower in accordance with the terms of this Agreement, to the extent a situation having the effects described in Article
14.1 subsequently ceases to exist.

     14.6 No Limitation in Case of Passed on Loan Proceeds. The restrictions on the assertion and enforcement of any Up-Stream Liability against the German Borrower set forth in this Article 14 shall not apply as far as the assertion and enforcement of such Up-Stream Liability pertains to proceeds of the Loans which were loaned or otherwise passed on to the German Borrower to the extent that such proceeds are still outstanding at the time of the enforcement of any Up-Stream Liability against the German Borrower.

     14.7  Adjustment  of  Registered  Share  Capital.  For the purposes of this
Article 14 the registered share capital of the German Borrower shall be adjusted by deducting the amount of any increase in the German Borrower's registered share capital, resolved after the date of this Agreement that (i) is made our of retained earnings (nominal capital increase - Kapitalerhohung aus Gesellschaftsmitteln) or (ii) is not fully paid up.

           ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWERS) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

           THIS DOCUMENT, TOGETHER WITH OTHER WRITTEN AGREEMENTS BETWEEN BORROWERS AND BANK OF AMERICA, N.A., IS THE FINAL EXPRESSION OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES. THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR OR CONTEMPORANEOUS ORAL CREDIT AGREEMENTS OR PRIOR WRITTEN CREDIT AGREEMENTS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF. ANY ADDITIONAL TERMS OF THE CREDIT AGREEMENT BETWEEN SUCH PARTIES ARE SET FORTH BELOW.

           THERE ARE NO SUCH ORAL AGREEMENTS BETWEEN SUCH PARTIES.





                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the ___ day of October, 2004, by their duly authorized officers, effective for all purposes as of October ___, 2004.

     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.


BORROWER AGENT:                         EURONET WORLDWIDE, INC., a
                                        Delaware corporation



                                        By: /s/ Rick Weller
                                           -------------------------------------
                                        Name:  Rick Weller
                                        Title:  EVP & CFO

UK BORROWER                             E-PAY HOLDINGS LIMITED,
                                        a limited liability company incorporated in England and Wales



                                        By: /s/ Jeff Newman
                                           -------------------------------------
                                        Name:  Jeff Newman
                                        Title:  Director

GERMAN BORROWER                         DELTA EURONET GMBH, a German company



                                        By: /s/ Roger Heinz
                                           -------------------------------------
                                        Name:  Roger Heinz
                                        Title:  Managing Director

AGENT AND LENDER                        BANK OF AMERICA, N.A., a national
                                        banking association



                                        By: /s/ William J. Hornung
                                           -------------------------------------
                                        Name:  William J. Hornung
                                        Title:  Senior Vice President

                                    EXHIBIT 1
                                  DEFINITIONS

     For purposes of said Credit Agreement, the following terms shall have the meanings specified below:

     "Acquired Company" is defined in Section 10.4(e) of this Agreement.

     "Acquisition" shall mean any transaction, or any series of related transactions, consummated after the date of this Agreement, by which any Borrower (in one transaction or as the most recent transaction in a series of transactions) (i) acquires any going business or all or substantially all of the assets of any Person (including, in the case of a corporation, any division thereof), whether through purchase of assets, merger or otherwise, (ii) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have voting power for the election of directors, or (iii) directly or indirectly acquires control of a majority ownership interest in any partnership or joint venture.

     "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified and in any case shall include, when used with respect to any Borrower, any joint venture in which such Borrower holds an equity interest.

     "Agent" is defined in the preamble to this Agreement.

     "Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

     "Agreement" or "Credit Agreement" shall mean this Agreement, together with all exhibits and schedules hereto, as it may be amended from time to time.

     "Applicable Margin" is defined in Section 4.3 of this Agreement.

     "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     "Assets" shall mean all assets which, under GAAP, would appear as assets on the balance sheet of a Borrower Party.

     "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5(b)), and accepted by the Agent, in form and substance approved by the Agent.

     "Availability Date" is defined in first paragraph of Article 6 of this Agreement.

     "Bank of America" is defined in the preamble to this Agreement.

     "Base Currency" means lawful money of the United States.

     "Base Currency Amount" means, in relation to a Loan, the amount specified in the Loan Request delivered by the Borrower Agent or a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the borrowing date or, if later, on the date the Agent receives the Loan Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

     "Borrower" and "Borrowers" is defined in the preamble to this Agreement.

     "Borrower Agent" is defined in Section 4.9 of this Agreement.

     "Borrower Parties" shall mean the Borrowers and the Borrower Agent.

     "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the jurisdiction in which the Agent's principal office is located) on which banks in the jurisdiction in which the Agent's principal office is located are open for business, and in relation to any date for payment or purchase of GBP, any day on which banks in London are open for business, and in relation to any date for payment or purchase of Euro, any TARGET Day.

     "Calculation Date" is defined in Section 3.3 of this Agreement.

     "Capital Expenditures" shall mean, without duplication, (i) expenditures (whether paid in cash or accrued as a liability) for fixed assets, tooling, plant and equipment (including without limitation the incurrence of Capital Lease Obligations), and (ii) any other expenditures that would be classified as capital expenditures under GAAP. Capital Expenditures shall not include the amount of consideration paid or any monetary obligation incurred in respect of the purchase price for any Acquisition.

     "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

     "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986.

     "Charges" is defined in Section 13.11 of this Agreement.

     "Closing Date" shall mean October 25, 2004.

     "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Collateral" shall mean the any property of any Obligor that is subject to a security interest of other Lien granted pursuant to the Pledge Agreements or any other Loan Document.

     "Commitment" shall mean each Lender's Revolving Credit Commitments.

     "Compliance Certificate" is defined in Section 8.4(d) of this Agreement.

     "Consolidated EBITDA," "Consolidated Fixed Charge Coverage Ratio," and "Consolidated Funded Debt/EBITDA Ratio" are defined in Article 9 of this Agreement.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

     "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

     "Default Rate" shall mean a rate of interest per annum equal to two percent (2.000%) plus the rate otherwise prevailing hereunder.

     "Defined Benefit Pension Plan" shall mean any employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which a Borrower may have any liability.

     "Disbursement Date" shall mean the date on which Agent makes a disbursement of a Loan, which date shall be a Business Day.

     "Dollars", "dollars" or "$" shall mean lawful money of the United States of America.

     "Due Date" is defined in Section 4.6(a) of this Agreement.

     "EBITDA" shall mean, for any period, operating income plus depreciation plus amortization plus interest income on restricted cash accounts plus, upon the request of the Borrower Agent with the prior consent of the Agent, certain one-time, non-cash charges included in operating income.

     "EBITDAR" shall mean, for any period, operating income plus depreciation plus amortization plus interest income on restricted cash accounts plus rent plus, upon the request of the Borrower Agent with the prior consent of the Agent, certain one-time, non-cash charges included in operating income.

     "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower Agent (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrowers or any of the Borrowers' Affiliates or Subsidiaries.

     "Environmental Laws" is defined in Section 7.4(b) of this Agreement.

     "Environmental Lien" shall mean a Lien in favor of any Governmental Authority or other Person for (a) any liability under Environmental Laws, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a release or threatened release of any toxic or hazardous waste or substance into the environment.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "EURIBOR Rate" shall mean for any Interest Period with respect to a EURIBOR Rate Loan, the rate per annum equal to the Banking Federation of the European Union EURIBOR Rate ("FBE EURIBOR"), as published by Telerate (or other commercially available source providing quotations of FBE EURIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period, for Euro deposits with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "EURIBOR Rate" for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Euro for delivery on the first day of such Interest Period in same day funds in the approximate amount of the EURIBOR Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the European interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

     "EURIBOR Rate Loan" shall mean a Loan that accrues interest at the EURIBOR Rate.

     "Euronet Entities" shall mean the Borrower Agent and each U.S. Subsidiary and Foreign Subsidiary of the Borrower Agent and each U.S. Subsidiary and Foreign Subsidiary of each such subsidiary.

     "Euros" shall mean lawful money of the European Union.

     "Event of Default" is defined in Article 11 of this Agreement.

     "Exchange Rate" shall mean, on any day, with respect to any Optional Currency, the rate at which such Optional Currency may be exchanged into the Base Currency, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such Optional Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for exchange rates as the Agent shall determine, in the event there is no other publicly available service, the Exchange Rate shall be the Agent's Spot Rate of Exchange on such Date for the purchase of the Base Currency for delivery two Business Days later; provided that the Agent's Spot Rate of Exchange is not determinable on such date, the Agent may use any commercially reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

     "Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business

Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

     "Fee Letter" shall mean that certain Fee Letter, dated as of the date hereof, among the Borrowers and the Agent.

     "Fees" shall mean the fees payable under Article 5 of this Agreement.

     "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower Agent is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     "Foreign Subsidiary" shall mean a subsidiary of any Person not organized and existing under the laws of the United States of America or any state thereof.

     "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "Funded Debt" is defined in Section 9.1 of this Agreement.

     "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

     "GBPs" shall mean lawful money of the United Kingdom.

     "German Revolving Credit Commitment" shall mean the aggregate of all German Revolving Credit Commitments of each Lender set forth on Schedule E-1 or such amount reduced as provided in Section 2.1(a) of this Agreement.

     "German Revolving Loan" is defined in Section 2.1 of this Agreement.

     "German Revolving Notes" is defined in Section 2.2 of this Agreement.

     "Governmental Authority" shall mean any federal, state, local or foreign court or governmental agency, board, authority, instrumentality or regulatory body.

     "Guarantee" or "Guaranty" of a Person shall mean any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such person in connection with any application for a letter of credit. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guaranty Agreements" shall mean each Guaranty by the Borrower Agent or any Subsidiary of the Borrower Agent in favor of the Agent on behalf of the Lenders.

     "Hazardous Materials" is defined in Section 7.4(b) of this Agreement.

     "Hedging Agreement" shall mean any Interest Rate Contract, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement at any time entered into by any or all Borrowers with any Lender (or any Affiliate of any Lender) or Agent.

     "Indebtedness" shall mean, as to any Person, on a consolidated basis with such Person's subsidiaries (unless otherwise specified), without duplication:
(i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments (including all indebtedness to stockholders, howsoever evidenced), (ii) all obligations of such Person for the deferred purchase price of property or services, except trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue by more than sixty (60) days or which are being contested in good faith by appropriate proceedings, (iii) all Capital Lease Obligations of such Person,
(iv) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person to the extent of the value of the property subject to such Lien, (v) all Indebtedness of others Guaranteed by such Person and (vi) all obligations of such Person, contingent or otherwise, in respect of any letters of credit or bankers' acceptances, unless such letters of credit or banker's acceptances are fully secured by cash. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

     "Indemnified Claims" is defined in Section 13.6 of this Agreement.

     "Indemnitee" is defined in Section 13.6(b) of this Agreement.

     "Interest Period" shall mean, with respect to any Loan, each period commencing on the date such Loan is made or is converted or the last day of the next preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as a Borrower or the Borrower Agent may select, except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) any Interest Period for any Loan which would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the immediately preceding Business Day); and (iii) Borrower shall select the duration of Interest Periods in such a way so that notwithstanding clauses (i) and (ii) above, no Interest Period shall have a duration of less than one month.

     "Interest Rate Contract" shall mean any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other agreement or arrangement at any time entered into by any or all Borrowers with any Lender (or any Affiliate of a Lender or Agent) that is designed to protect against fluctuations in interest rates.

     "Investments" is defined in Section 10.9 of this Agreement.

     "Lender" and "Lenders" is defined in the preamble to this Agreement.

     "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (c) in the case of securities, any purchase option, call, restriction on right to sell or similar right of a third party with respect to such securities.

     "LIBOR Rate" shall mean, for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Telerate (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, the first day of such Interest Period, for GBP deposits with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the "LIBOR Rate" for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits in Euros for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) on the first day of the commencement of such Interest Period.

     "LIBOR  Rate Loan"  shall mean a Loan that  accrues  interest  at the LIBOR
Rate.

     "Loan" shall mean any Revolving Loan or any advance under this Agreement, and "Loans" shall mean all Revolving Loans and advances thereunder collectively.

     "Loan Request" is defined in Section 4.8 of this Agreement.

     "Loan Documents" shall mean, collectively, this Agreement, the Revolving Notes, the Fee Letter, the Pledge Agreements, the Guaranty Agreements and all other documents, agreements and instruments executed by any Borrower or Obligor in favor of the Agent or any Lender in connection with the transactions contemplated by this Agreement.

     "Material Contracts" is defined in Section 7.10 of this Agreement.

     "Material Subsidiaries" shall mean the following Subsidiaries of the Borrower Agent: (i) each of the US Borrowers (other than the Borrower Agent),
(ii) e-pay Limited, (iii) Transact Elektronische Zahlungssysteme GmbH, (iv) EFT Services Holdings B.V., and (viii) Euronet Services GmbH.

     "Maximum Rate" is defined in Section 13.11 of this Agreement.

     "Mobile Network Trust Arrangement" shall mean (i) the arrangements, whether registered or unregistered, between e-Pay Limited, the Law Debenture Trust Corporation plc and certain mobile telephone networks in the UK, including Orange, Vodafone, O2, Virgin Mobile and T-Mobile pursuant to which e-pay Limited collects fees for mobile telephone top-ups, holds cash and accounts for, and distributes cash amounts to, such networks and itself; (ii) any other similar arrangements entered into from time to time.

     "Non-Consenting Lender" is defined in Section 13.9 of this Agreement.

     "Notes" shall mean the Revolving Notes.

     "Obligations" shall mean all unpaid principal of and accrued and unpaid interest on the Revolving Notes, all accrued and unpaid Fees, and all other obligations and liabilities of any Borrower to the Agent or any Lender now existing or hereafter arising under the Loan Documents and any Hedging Agreements, including, without limitation, all renewals, replacements, extensions and modifications thereof and thereto and any and all draws under any letters of credit issued by the Bank of America for the account of a Borrower.

     "Obligor" shall mean each Borrower and each direct or indirect Subsidiary of any Borrower which is a party to a Pledge Agreement or Guaranty Agreement.

     "Optional Currency" shall mean either (i) GBPs or (ii) Euros.

     "Participants" is defined in Section 13.5(d) of this Agreement.

     "Participating Member State" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

     "PBGC" shall mean the Pension Benefit Guarantee Corporation referred to and defined in ERISA.

     "Person" or "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     "Pledge Agreements" shall mean each pledge agreement, share charge or similar agreement by which (i) Euronet Worldwide, Inc. pledges 100% of its interest in any U.S. Subsidiary, in favor of the Agent, (ii) PaySpot, Inc. pledges 100% of its interest in any U.S. Subsidiary, in favor of the Agent,
(iii) e-pay Holdings, Limited pledges 100% of its interest in e-pay Ltd, in favor of the Agent, (iv) Delta Euronet GmbH pledges 100% of its interest in Euronet Services GmbH, in favor of the Agent, (v) EFT Services Holdings pledges 100% of its interest in Delta Euronet GmbH and any other pledge agreement entered into by any Borrower or other Obligor in favor of the Agent as required from time to time in accordance with the terms and conditions of this Agreement, in each case as such documents may be amended, supplemented or otherwise modified from time to time.

     "Pro Rata" shall mean a share of or in all Revolving Loans, participations in LC Outstandings, liabilities, payments, proceeds, collections, Collateral and, which share for any Lender on any date shall be a percentage (expressed as a decimal, rounded to the ninth decimal place) arrived at by dividing the amount of the Revolving Credit Commitment of such Lender on such date by the aggregate amount of all of the Revolving Credit Commitments of all Lenders on such date.

     "Qualifying Lender" shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)  a Lender:

     (i) which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Loan Document; or

     (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes
          Act) at the time that that advance was made,

     and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)  a Lender which is:

     (i) a company resident in the United Kingdom for United Kingdom tax purposes;

     (ii) a partnership each member of which is:

          (aa) a company so resident in the United Kingdom; or

          (bb) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;

     (iii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of the company; or;

(c) a Treaty Lender.

     "RCRA" shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time.

     "Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

     "Relevant Interbank Market" means in relation to Euro, the European interbank market and, in relation to GBPs, the London interbank market.

     "Register" is defined in Section 13.5(c) of this Agreement.

     "Regulation T, U or X" shall mean Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

     "Regulatory Change" shall mean, with respect to the Agent or any Lender, any change after the date of this Agreement in United States federal or state law or regulations, or the entry, adoption, or making after such date of any order, interpretation, directive, or request of or under any United States federal or state law or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, applying to a class of banks including Agent or any Lender.

     "Reportable Event" shall mean any reportable event, as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Defined Benefit Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of
Section 302 of ERISA involving an amount aggregating $50,000 or more shall be a Reportable Event regardless of the issuance of any waiver in accordance with
Section 412(d) of the Code.

     "Required Lenders" shall mean at any date of determination thereof, Lenders having Revolving Credit Commitments representing at least 51% of the aggregate Revolving Credit Commitments at such time; provided, however, that if any Lender shall be in breach of any of its obligations hereunder to Borrowers or Agent, including any breach resulting from its failure to honor its Revolving Credit Commitment in accordance with the terms of this Agreement, then, for so long as such breach continues, the term "Required Lenders" shall mean Lenders (excluding each Lender that is in breach of its obligations under the Agreement) having Revolving Credit Commitments representing at least 51% of the aggregate Revolving Credit Commitments (excluding the Revolving Credit Commitments of each Lender that is in breach of its obligations under the Agreement) at such time; provided further, however, that if the Commitments have been terminated, the term "Required Lenders" shall mean Lenders (excluding each Lender that is in breach of its obligations hereunder) holding Revolving Loans representing at least 51% of the aggregate principal amount of all Revolving Loans outstanding at such time.

     "Reset Date" is defined in Section 3.3 of this Agreement.

     "Revolving Credit Commitment" shall mean the aggregate of all UK Revolving Credit Commitments of each Lender and all German Revolving Credit Commitments of each Lender set forth on Schedule E-1 or such amount reduced as provided in Section 2.1(a) of this Agreement.

     "Revolving Credit Termination Date" shall mean October 25, 2006 or such other date as may be agreed to by Agent, the Required Lenders, the Borrower Agent and the Borrowers from time to time; provided that no Lender shall be required to extend its Commitment without such Lender's consent.

     "Revolving Loan" is defined in Section 2.1 of this Agreement.

     "Revolving Notes" is defined in Section 2.2 of this Agreement.

     "SEC" is defined in Section 8.4(e) of this Agreement.

     "Senior Notes" is defined in Section 7.15 of this Agreement.

     "Specified Time" shall be the time set forth on Schedule E-2.

     "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the voting power or more than fifty percent (50%) of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary" shall mean any subsidiary of the Borrower Agent or any Borrower, direct or indirect, now existing or hereafter acquired or created, whether a U.S. Subsidiary or a Foreign Subsidiary.

     "Subsidiary Fixed Charge Covering Ratio" is defined in Section 9.2 of this Agreement.

     "Sum" is defined in Section 3.5(a) of this Agreement.

     "TARGET" shall mean Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

     "TARGET Day" shall mean any day on which TARGET is open for the settlement of payments in euro.

     "Tax" shall mean any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

     "Tax Confirmation" shall mean a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)  a company resident in the United Kingdom for United Kingdom tax purposes;

(b)  a partnership each member of which is:

     (i)  a company so resident in the United Kingdom; or

     (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.

     "Tax Deduction" shall mean a deduction or withholding for or on account of a Tax from a payment under a Loan Document or a Hedging Agreement.

     "Taxes Act" shall mean the Income and Corporation Taxes Act 1988.

     "Treaty Lender" shall mean a Lender which:

(a)  is treated as a resident of a Treaty  State for the purposes of the Treaty;
     and

(b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender's participation in the Loan is effectively connected.

     "Treaty State" shall mean a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

     "UK Mandatory Costs" shall mean the percentage rate per annum calculated by the Agent in accordance with Schedule E-3.

     "UK Non-Bank Lender" shall mean:

(a)  a Lender which gives a Tax Confirmation  pursuant to Section  4.5(b)(viii);
     and

(b) where a Lender becomes a party to this Agreement after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the Assignment and Assumption which it executes on becoming a party to this Agreement.

     "UK Revolving Credit Commitment" shall mean the aggregate of all UK Revolving Credit Commitments of each Lender forth on Schedule E-1 or such amount reduced as provided in Section 2.1(a) of this Agreement.

     "UK Revolving Loan" is defined in Section 2.1 of this Agreement.

     "UK Revolving Notes" is defined in Section 2.2 of this Agreement.

     "Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Loan Documents or Hedging Agreements.

     "US Borrowers" is defined in the third recital to this Agreement.

     "US Credit Agreement" is defined in the third recital to this Agreement.

     "U.S. Subsidiary" shall mean a subsidiary of any Person organized and existing under the laws of the United States of America or any state thereof..

                                                                    Schedule E-1



                       I. UK Revolving Credit Commitments

--------------------------------------------------------------------------
               Lender                     Revolving Credit Commitment

--------------------------------------------------------------------------
         Bank of America, N.A.                    $20,000,000

--------------------------------------------------------------------------


                    II. German Revolving Credit Commitments


--------------------------------------------------------------------------
               Lender                     Revolving Credit Commitment

--------------------------------------------------------------------------
         Bank of America, N.A.                    $10,000,000

--------------------------------------------------------------------------

                                                                    Schedule E-2



                                 Specified Time


--------------------------------------------------------------------------------
        Activity              Loans in GBP               Loans in Euro

--------------------------------------------------------------------------------
Agent Determines amount    the first day of the       two Business Days prior
of Loan in accordance      relevant Interest Period   to the commencement of
with Section 3.3                                      the relevant Interest
                                                      Period

--------------------------------------------------------------------------------

                                                                    Schedule E-3



                           UK Mandatory Costs Formula



1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Revolving Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

     (a)  in relation to a UK Revolving Loan:

          AB + C(B - D) + E x 0.01 per cent per annum
          ------------------------
               100 - (A + C)

     (b) in relation to a Revolving Loan in any currency other than GBP:

         Ex   percent per annum
         --
         0.01
         ----
         300



     Where:

     A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

     B is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Revolving Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (b) of Clause
          4.3 (Default interest)) payable for the relevant Interest Period on the Revolving Loan.

     C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

     D is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

     E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per (pound)1,000,000.

5. For the purposes of this Schedule:

     (a) Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

     (b) Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

     (c) Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

     (d) Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee

     Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per (pound)1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

     (a)  the jurisdiction of its Facility Office; and

     (b) any other information that the Agent may reasonably require for such purpose.

     Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

13. The Agent may from time to time, after consultation with the Borrower Agent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

                                   Exhibit 2.2

                                 Revolving Note

                                 Exhibit 4.8-A

                       Notice of Borrowing, Prepayment or
                           Termination of Commitment

                                 Exhibit 4.8-B

                             Notice of Continuation

                                   Exhibit 8.4

                             Compliance Certificate

                                  Schedule 7.4

                             Environmental Matters

                                     None.

                                  Schedule 7.5

                              Financial Statements

                                  Schedule 7.8

                              Corporate Structure

                                 Schedule 10.1

                             Existing Indebtedness

                                  Schedule 10.2

                                 Existing Liens

                                  Schedule 10.9

                        Loans, Advances and Investments


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